As Filed with the Securities and Exchange Commission on August __, 2007

Registration No. ____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________
FORM SB-2

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

EnterConnect Inc.
(Name of small business issuer in its charter)

Nevada	7371	20-8002991

(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 Century Center Court
Suite 650
San Jose, California 95112-4537
(408) 441-9500
 (Address and telephone number of principal executive offices and principal place of business)

National Registered Agents Inc. of Nevada
100 William Street, Suite 204
Carson, City, Nevada 89701
800-767-1553
 (Names, addresses and telephone number of agent for service)

Copies to:
Peter Campitiello, Esq.
Levy & Boonshoft, P.C.
477 Madison Avenue
New York, New York 10022
Tel: 212-751-1414
Fax: 212-751-6943
____________________________

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value per share	4,887,112	$1.00	$4,887,112	$150.03
Total		$1.00	$4,887,112	$150.03

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 193350.03

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS
Subject to completion, dated ____________, 2007

ENTERCONNECT INC.

Our Selling Securityholders are offering to sell 4,887,112 shares of common stock.

Prior to this Offering there has been no public market for our Common Stock.  No assurances can be given that a public market will develop following the completion of this Offering or that if a market develops, that it will be sustained.  The Offering Price for the Common Stock has been arbitrarily determined by the Company and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company.

The securities being offered under this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 3 to read about significant risk factors you should consider before investing in the securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Our principal executive offices are located at 100 Century Center Court, Suite 650, San Jose, California 95112-4537 and our telephone number is (408) 441-9500.

The date of this Prospectus is ____________, 2007.

TABLE OF CONTENTS

Part I
Prospectus Summary	1
Risk Factors	3
Forward-Looking Statements and Information	7
Use of Proceeds	8
Determination of the Offering Price	8
Dilution	8
Market for Common Equity and Related Stockholder Matters	8
Impact of the "Penny Stock" Rules on Buying or Selling Our Common Stock	9
Selling Security Holders	9
Plan of Distribution	13
Legal Proceedings	15
Directors, Executive Officers, Promoters and Control Persons	15
Executive Compensation	16
Security Ownership of Certain Beneficial Owners and Management	17
Description of Securities	17
Interests of Named Experts and Counsel	18
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	18
Description of Business	19
Description of Property	29
Certain Relationships and Related Transactions	31
Changes In and Disagreements with Accountants on Accounting and Financial Disclosure	32
Legal Matters	32
Experts	32
Available Information	32
Financial Statements	33

Part II
Indemnification of Directors and Officers	II-1
Other Expenses of Issuance and Distribution	II-1
Recent Sales of Unregistered Securities	II-2
Exhibits	II-6
Undertakings	II-7
Signatures	II-8

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Our Company

EnterConnect Inc., a Nevada corporation (“EnterConnect”, the “Company”, “we” or “us”) was formed on November 13, 2006 as Priority Software, Inc.  The Company was formed to acquire, develop, market and sell EnterConnect™, a software program that provides document management, content management, collaboration, search and security (“EnterConnect”).  In November 2006, the Company commenced a Regulation D Offering of its securities to acquire the EnterConnect platform from Enterpulse, Inc., a Georgia corporation.  The Company offered $100,000 Units comprised of 10% Series A Convertible Debentures and 60,000 warrants to purchase shares of the Company’s common stock at exercise prices of $2.00, $3.00 and $4.00.  The Company raised a total of $2,112,732 in the Offering.

On December 21, 2006, the Company and Enterpulse consummated an Asset Purchase Agreement whereby the Company acquired the EnterConnect platform and certain related assets and personnel for the aggregate purchase price of $1,065,982.  On January 5, 2007 to reflect the Company’s acquisition of the EnterConnect platform, the Company amended its Articles of Incorporation to change its name to EnterConnect, Inc.

Our Business

The Company is a developer in enterprise portal strategies and best practices to deliver proprietary, ‘business-ready’ employee, customer and partner portal solutions.  Our products and software-as-a-service (SaaS) offerings are deployed through our propriety application exchange, which SaaS enables other Independent Software Vendors (ISVs) and their applications - making it as easy as possible for global mid-market companies to find, try and buy software or services that meet their needs and budget.

Our Principal Offices

The Company’s principal offices are located at 100 Century Center Court, Suite 650, San Jose, California  95112.

The Offering

We are offering 4,887,112 shares of our common stock at $1.00 per share, currently held by the selling security holders.  Issuance of these shares to the selling security holders was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”).  Affiliated selling security holders will sell their shares at the fixed price of $1.00 per share for the duration of this offering. Non-affiliated selling security holders will sell at $1.00 until we are quoted on the OTCBB or listed on a securities exchange.

Risk Factors

Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. See the risk factors on page 3 of this prospectus.

Summary Financial Data-

The following table summarizes our financial information. You should read this information together with the financial statements and the notes to the financial statements appearing elsewhere in this prospectus.

ENTERCONNECT INC.
STATEMENT OF OPERATIONS

	FROM NOVEMBER 6, 2006 (INCEPTION) THROUGH MARCH 31, 2007	THREE MONTHS ENDED JUNE 30, 2007	FROM NOVEMBER 6, 2006 (INCEPTION) THROUGH JUNE 30, 2007
REVENUE	$-	$25,000	$25,000

SALES AND MARKETING	172,118	113,304	285,422

GENERAL AND ADMINISTRATIVE	417,652	225,157	642,809

RESEARCH AND DEVELOPMENT	231,642	256,149	487,791

OPERATING LOSS	(821,412)	(569,610)	(1,391,022)

OTHER EXPENSE
Interest Expense	209,177	-	209,177

TOTAL OTHER EXPENSE	209,177	-	209,177

NET LOSS	$(1,030,589)	$(569,610)	$(1,600,199)

RISK FACTORS

This investment involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. There may be additional risks that we do not know of or that we consider immaterial. All of these risks may impair our business operations. If any of the following risks are realized, our business, operating results and financial condition could be materially harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

The Company has a Limited Operating History

The Company was only recently formed and has no operating history in its intended field of endeavor and has sustained substantial losses. Since inception, the Company has suffered a net loss of $1,016,771. There can be no assurance that the Company will be successful in building its business or that its  business model will prove to be successful.

Our Auditors have Issued a Going Concern Opinion

Our independent public accountants have expressed a going concern opinion of our financial statements as of March 31, 2007.  This means there is substantial doubt that the Company can continue as a going concern without additional financing and/or generating profits.  If we are unable to do so, we will likely have to cease operations and you may lose all of your investments.

The Company has Material Future Financing Needs

The Company's business model requires additional financing in order to expand its marketing and sales efforts. No assurance can be given that additional financing will be available to the Company on acceptable terms, if at all. If the Company raises additional funds by issuing additional equity securities, further dilution to existing equity holders will result. If adequate additional funds are not available, the Company may be required to curtail significantly its long-term business objectives and its results from operations may be materially and adversely affected  Accordingly, there is substantive doubt whether the Company can fulfill its business plan or commence revenue generating operations.

If We Are Unable To Raise Capital In The Future, We May Be Unable To Fund Operating Cash Shortfalls

There can be no assurance that additional financing, may be available to us on acceptable terms, or at all. Our inability to obtain any needed financing could hinder our ability to fund our operations and our sales efforts.  Any financing may cause significant dilution to existing stockholders. Any debt financing or other financing of securities senior to common stock likely will include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock.

Shares Eligible for Future Sale

All of the shares of Common Stock outstanding prior to this Offering, or issued in connection with the conversion of the Debentures or the Warrants, are “restricted securities,” as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may under certain circumstances sell without registration under the Securities Act within any three-month period that number of shares which does not exceed the greater of one percent of the then outstanding Common Stock or the average weekly trading volume of such stock during the four calendar weeks prior to such sale.  Rule 144 also permits, under certain circumstances, the sales of shares without any volume limitation by a person who has satisfied a two-year holding period and who is not, and has not been for the preceding three months, an affiliate of the Company.

Our Directors, Executive Officers and Principal Stockholders have Effective Control of the Company, Preventing Non-Affiliate Stockholders from Significantly Influencing Our Direction and Future

Our directors, officers, 5% stockholders and their affiliates control approximately 72% of our outstanding shares of common stock and are expected to continue to control a majority of our outstanding common stock following any financing transactions projected for the foreseeable future. These directors, officers and affiliates effectively control all matters requiring approval by the stockholders, including any determination with respect to the acquisition or disposition of assets, future issuances of securities, declarations of dividends and the election of directors. This concentration of ownership may also delay, defer, or prevent a change in control and otherwise prevent stockholders other than our affiliates from influencing our direction and future.

There is No Public Market for Our Common Stock, and even if a Market Develops, It Will Likely be Thin and Subject To Manipulation

There is no public market for our common stock, and we can provide no assurance that a public market for our common stock will develop in the future. Even if a public market does develop, the volume of trading in our common stock will presumably be limited and likely dominated by a few individuals. The limited volume, if any, will make the price of our common stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time. An investor may find it difficult to dispose of shares of our common stock or obtain a fair price for our common stock in the market.

If a Market for Our Common Stock Develops, the Market Price for Our Common Stock Will Likely Be Volatile and May Change Dramatically At Any Time

If a market for our common stock develops, the market price of our common stock, like that of the securities of other early-stage companies, may be highly volatile. Our stock price may change dramatically as the result of announcements of our quarterly results, the rate of our expansion, significant litigation or other factors or events that would be expected to affect our business or financial condition, results of operations and other factors specific to our business and future prospects. In addition, the market price for our common stock may be affected by various factors not directly related to our business, including the following:

●	intentional manipulation of our stock price by existing or future stockholders;
●	short selling of our common stock or related derivative securities;
●	a single acquisition or disposition, or several related acquisitions or dispositions, of a large number of our shares;
●	the interest, or lack of interest, of the market in our business sector, without regard to our financial condition or results of operations;
●	the adoption of governmental regulations and similar developments in the United States or abroad that may affect our ability to offer our products and services or affect our cost structure;
●	developments in the businesses of companies that purchase our products; and
●	economic and other external market factors, such as a general decline in market prices due to poor economic indicators or investor distrust.

Our Ability to Issue Preferred Stock and Common Stock May Significantly Dilute Ownership and Voting Power, Negatively Affect the Price of Our Common Stock and Inhibit Hostile Takeovers

Under our Articles of Incorporation, we are authorized to issue up to 10,000,000 shares of preferred stock and 100,000,000 shares of common stock without seeking stockholder approval. Our board of directors has the authority to create various series of preferred stock with such voting and other rights superior to those of our common stock and to issue such stock without stockholder approval. Any issuance of such preferred stock or common stock would dilute the ownership and voting power of existing holders of our common stock and may have a negative effect on the price of our common stock. The issuance of preferred stock without stockholder approval may also be used by management to stop or delay a change of control, or might discourage third parties from seeking a change of control of our company, even though some stockholders or potential investors may view possible takeover attempts as potentially beneficial to our stockholders.

Arbitrary Determination of Offering Price

The offering price for the shares of Common Stock was determined arbitrarily, and such price should not be considered an indication of the actual value of the Company as it bears no relationship to the book value, assets, or earnings to the Company or to other recognized criteria of value.

We depend on key management personnel for our future success

Our success will depend in large part on the continued services of Sam Jankovich, our Chairman and Chief Executive Officer. The loss of his services may materially and adversely affect our business and results of operations.  In addition, if any key management personnel resign to join a competitor or form a competing company, the loss of such personnel, together with the loss of any clients or potential clients to such competitor, could materially and adversely affect the business and results of operations of the company.  Currently, we do not have any agreements with Mr. Jankovich prohibiting him from joining competitors, forming competing companies, soliciting existing clients or disclosing information deemed confidential to us; there is no guarantee that such agreements will be effective in preventing the key management personnel from engaging in the prohibited actions.  We cannot guarantee that we will be able to replace any of these individuals in the event their services become unavailable.

Expansion and Retention of Client Accounts

Our success depends on our ability to attract and retain clients, these clients can terminate their accounts on little or short notice. Currently, we have engaged in only limited sales and have no customers.  Accordingly, we may lose or gain significant accounts each year.  There can be no assurance that we can retain our existing clients and add new clients as it attempts to expand its business.  See “Business - Customers.”

Competition

Although we believe we will be able to compete on the basis of the quality of our service, price and reputation, and build personal relationships with clients, there can be no assurance that we will be able to generate or improve our competitive position as we implements our proposed marketing program.  See “Business – Competition.”

Control by Current Stockholders

We are currently controlled by Sam Jankovich,our Chairman and Chief Executive Officer, and Private Capital Group, LLC (“PCG”), whose principal, Michael Wainstein, serves as our Director and Treasurer, who own approximately 34.4% and 29.8% of our Common Stock respectively.  The principal stockholders will continue to own Common Stock giving them voting control over us.  Since the Common Stock does not have cumulative voting rights, they will be able to determine and direct our affairs and policies and the use of all funds available to us.  Conversely, purchasers of Common Stock will have no effective voice in the management of the Company.  See “Security Ownership of Management and Certain Security Holders.”

Absence of Cash Dividends

It is unlikely we will declare or pay dividends on Common Stock in the foreseeable future out of future earnings, if any, even if permitted to do so under applicable law.  We currently intend to retain earnings, if any, to fund our continued operations and proposed expansion.  See “Dividend Policy.”

If the protection of intellectual property is inadequate, competitors may gain access to our content and technology

We seek to develop and maintain the proprietary aspects of our products and technology. To protect this proprietary content and technology, we rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets and patent, copyright, and trademark laws.

We seek to avoid disclosure of our trade secrets through a number of means including, but not limited to, requiring those persons with access to our proprietary information to execute confidentiality agreements.  We seek to protect our software, documentation, and other written materials under trade secret and copyright laws, which afford only limited protection.  We cannot be certain that any of our proprietary rights with respect to our products and services will be viable or of value in the future because, among other reasons, the validity, enforceability and type of protection of proprietary rights in our industries are uncertain and still evolving and many different entities are simultaneously seeking intellectual property rights relevant to software based applications.

We have no patents and may not receive a patent related to any of our products and services.  Our future patents, if any, may be successfully challenged, rendering them invalid or unenforceable, or may not provide us with any competitive advantages.  We may not develop proprietary products or technologies that are patentable and other parties may have dominating patent claims.  Additionally, other parties may have patent rights relating to the same subject matter covered by patents issued to us, enabling them to use the patented technology or license it to others without our consent.  The validity and enforceability of our future patents, if any, may also be affected by future legislative actions or judicial decisions.

Our trademarks may not provide us with any competitive advantages.  None of our trademarks may be registrable, and other parties may have priority of use of such trademarks or variants thereof.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products and intellectual property or to obtain and use information that we regard as proprietary.  Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our intellectual property exits, piracy can be expected to be a persistent problem.  In addition, the laws and enforcement mechanisms of some foreign countries do not protect our proprietary rights as much as do the laws of the United States.  Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products, or design around patents issued to us, our content, or other intellectual property.

There has been a substantial amount of litigation in the Internet industry regarding intellectual property rights.  It is possible that in the future third parties may claim that we or our current or potential future products or services infringe upon their intellectual property.  We expect that developers and providers of e-commerce solutions will increasingly be subject to infringement claims as the number of products and competitors in this industry segment grows and the functionality of products in different industry segments overlaps.  Any claims, with or without merit, could be time-consuming, result in costly litigation, cause delays in implementation of our services or require us to enter into license agreements.  Licenses, if required, may not be available on terms acceptable to us, which could seriously harm our business.

Our business is subject to U.S. and foreign government regulation of the Internet.

We are affected by government regulation of the Internet by the United States, at the state, local and federal government levels, and foreign governmental bodies.  Because new legislation is continuously being created and implemented, we are not certain how our business will be impacted and cannot predict if or how any future legislation would impact our business.  In addition, we may be indirectly affected by certain new legislation to the extent it impacts our clients and potential clients.

We will incur increased costs as a result of being a public company.

As a public company, with a class of reporting securities, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with the new rules implemented by the Securities and Exchange Commission. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

No public market exists for the trading of our securities.

Our selling stockholders are offering to sell shares of our common stock at a fixed price of $1.00 per share. Our common stock is not traded on any exchange at this time, but we will seek to have it listed to trade on the OTC Bulletin Board (“OTCBB”). Factors such as announcements by us of the financial results, the gain or loss of customers, changes in management, regulatory changes, trends in the industry or stock market and announcements by competitors, among other things, could cause the market price of our securities to fluctuate significantly.

Our stock is a penny stock and there are significant risks related to buying and owning penny stocks.

Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that sell non-NASDAQ listed securities except in transactions exempted by the rule, including transactions meeting the requirements of Rule 506 of Regulation D under the Securities Act and transactions in which the purchaser is an institutional accredited investor (as defined) or an established customer (as defined) of the broker or dealer. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Consequently, this rule may adversely affect the ability of broker-dealers to sell our securities and may adversely affect your ability to sell any of the securities you own.

The Securities and Exchange Commission regulations define a “penny stock” to be any non-Nasdaq equity security that has a market price (as defined in the regulations) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to some exceptions. For any transaction by a broker-dealer involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations (bid and ask prices) for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Our market liquidity could be severely adversely affected by these rules on penny stocks.

FORWARD-LOOKING STATEMENTS AND INFORMATION

This report contains forward-looking statements and information relating to us based on the beliefs of our management as well as assumptions made by, and information currently available to, our management. Forward looking statements often include the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan” and similar expressions. In this prospectus, forward looking statements also include:

•	statements about our business plan;
•	statements about the potential for development, regulatory approval and public acceptance of new services;
•	estimates of future financial performance;
•	predictions of national or international economic, political or market conditions;
•	statements regarding other factors that could affect our future operations or financial position; and
•	other statements that are not matters of historical fact.

These statements may be found under “Management’s Discussion and Analysis or Plan of Operation” and “Business” as well as in this prospectus generally. Our ability to achieve our goals depends on many known and unknown risks and uncertainties, including changes in general economic and business conditions and the factors described above under the caption “RISK FACTORS”. These factors could cause our actual performance and results to differ materially from those described or implied in forward looking statements.  These forward looking statements speak only as of the date of this prospectus. We believe it is in the best interests of our investors to use forward looking statements in discussing future events. However, we are not required to, and you should not rely on us to, revise or update these statements or any factors that may affect actual results, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the consummation of this Offering.

DETERMINATION OF THE OFFERING PRICE

The $1.00 per share offering price of our common stock was determined arbitrarily.  There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.  We intend to apply for a listing of our common stock on the OTCBB at the time this registration statement becomes effective.  The selling stockholders will sell at a price of $1.00 per share until our shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices.

DILUTION

The shares of Common Stock to be sold by the selling stockholders are common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our future shareholders from this offering by the selling stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not quoted or traded on any quotation medium at this time. We intend to apply to have our common stock included for quotation on the OTC Bulletin Board. There can be no assurance that an active trading market for our stock will develop. If our stock is included for quotation on the NASD OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Should a market develop for our shares, the trading price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats, or new services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in Internet or traditional retail markets, changes in the market valuations of other intranet/extranet companies, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of common stock and other events or factors, many of which are beyond our control. In addition, the stock market in general, and the market for business services in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of the common stock, regardless of our operating performance.  Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our common stock to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

While none of our shares of common stock are currently eligible for resale pursuant to Rule 144, our common stock may be eligible for resale in the future. A brief description of Rule 144 is as follows:

The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any shares purchased by an “Affiliate.” An “Affiliate” is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control of the issuer. The definition of an "Affiliate" is critical to the operation of Rule 144, promulgated under the Securities Act. Rule 144 provides for restrictions on the amount of securities that can be sold by an affiliate during a given period of time. In general, pursuant to Rule 144, a shareholder who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Further, Rule 144 permits, under certain circumstances, the sale of securities, without any quantity limitation, by our shareholders who are not affiliates and who have satisfied a two-year holding period.

Cash dividends have not been paid since inception. In the near future, we intend to retain any earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of cash dividends by us are subject to the discretion of our board of directors. Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors. We are not currently subject to any contractual arrangements that restrict our ability to pay cash dividends.

We have fifty-eight (58) stockholders of record of our common stock as of August 10, 2007.

IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK

The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

Trading in our common stock will be subject to the "penny stock" rules.

SELLING SECURITY HOLDERS

This prospectus will also be used for the offering of shares of our common stock owned by selling security holders. The selling security holders may offer for sale up to 4,887,112of the 26,191,928 shares of our common stock issued to them. Selling security holders and Affiliates may sell their shares at $1.00 per share during the duration of this offering. Non-affiliates may sell their shares at $1.00 until our securities become quoted on a securities exchange and thereafter at market prices or in negotiated private transactions. We will not receive any proceeds from such sales. The resale of the securities by the selling security holder is subject to the prospectus delivery and other requirements of the Securities Act. All selling security holders have been advised to notify any purchaser of their shares that none of the proceeds from the sale of their stock will go to the Company. All expenses of this offering are being paid for by us on behalf of selling security holders. The following table sets forth information on our selling security shareholders.

Selling Security Holders

Name of Security Holder	Shares beneficially owned as of the date of this prospectus	Percent owner as of the date of this prospectus	Maximum number of shares to be sold pursuant to this prospectus	Percent owned after the primary offering is complete	Position, officer or other material relationship to the company since inception
Adams, Madeline Gayle 134 Canteen Canyon Lake, Texas 78133	92,960.35%		92,960	0%
Barksdale Living Trust Gerald Leonard Barksdale 3365 SW 123rd Avenue Beaverton, Oregon 97005	107,781.41%		107,781	0%
Becker, Robert 2742 Pinecrest Drive, S.E Southport, N.C. 28461	107,781.41%		107,781	0%
Bernstein, Andrew 5340 S. Boston Street Greenwood Village, CO 80111	50,000.19%		50,000	0%
Cahn, Marc S. 1496 Tamarack Avenue Boulder, Colorado 80304	76,870.29%		76,870	0%
Cerneka, Lore 14432 Adelta Drive Lamirada, California 90638	103,890.39%		103,890	0%
Cheeseman, Valerie 330 North 900 West #H Cedar City, Utah 84720	130,069.50%		130,069	0%
Comerford, John 120 Spyglass Lane Fayetteville, N.Y. 13066	107,781.41%		107,781	0%
Crawford, Veronne J., Trustee Veronne J. Crawford Trust 4800 Wildcat Run Springfield, Illinois 62711	155,315.59%		155,315	0%
Dudziak, Norman A., Jr. 32 Washington Road Berington, Rhode Island 02806	126,945.49%		126,945	0%
Eigel, Christopher J. 595 Glendale Drive Glenview, Illinois 60025	157,781.60%		157,781	0%
Ernest, Richard B. 1825 Second Street Pike Richboro, PA 18954	32,334.12%		32,334	0%
Foester, Judith E. 5 Pilot Avenue West Milford, NJ 07480-4819	53,041.20%		53,041	0%

Forrest, Julianne c/o1500 Broadway, Suite 2003 New York, New York 10036	100,000.38%		100,000	0%
Galland, Dean 18713 Metler Court Saratoga, CA 95070	2,109,400	8.1%	0	8.1%	Chief Operating Officer
Global Media Fund, Inc. P.O. Box 78 Mt. Sinai, New York 11766	1,000,000	3.8%	1,000,000	0%
Groetsch, Brian L., Sr. 980 Greenwood Court South Sanibel, Florida 33557	153,890.59%		153,890	0%
Hederich, Dianne K. (Millennium Trust Co. Cust. FBO) 39 East 12th Street, Suite 301 New York, New York 10003	36,631.14%		36,631	0%
Hedge, Santosh 2701 Thrush Court San Jose, CA 95125	421,293	1.6%	0	1.6%
Hoffman, Marilyn 525 East 86th Street New York, New York 10028	26,836.10%		26,836	0%
Jankovich, Sam 100 Century Center Court Suite 650 San Jose, California 95112	9,000,000	34.4%	0	34.4%	Chairman, Chief Executive Officer
Jaye, Jamie 2929 Hazelwood Garland, TX 75004	394,037	1.5%	0	1.5%
Kaplan, Ralph V., M.D. Sadowsky, Naomi P., M.D. 139 East Broadway Roslyn, New York 11576	76,623.29%		76,623	0%
Kashyyk Capital LLC c/o 477 Madison Avenue 14th Floor New York, New York 10022	50,000.19%		0.19%
Kimble, John, W. 4398 S.W. Anhinga Avenue Palm City, Florida 34990	53,425.20%		53,425	0%
Kleiser, Robert Joseph 4004 Brandywine Point Blvd. Old Hickory, Tennessee 37138	21,332.08%		21,332	0%
Koesters Trust Koesters, William J. 11979 Grandstone Lane Cincinnati, Ohio 45249	107,781.41%		107,781	0%
Kramer, Leo Kramer, Lois 40 Fox Hill Road Fairfield, New Jersey 07004	39,165.15%		39,165	0%
Lau, Grant 241 East Hooper Avenue Soda Springs, Idaho 83276	76,329.29%		76,329	0%

Lenahan, Linda Albamonte 231 Lorraine Drive Berkley Heights, NJ 07922	26,329.10%		26,329	0%
Lueteritz, Debra 20 Herrick Circle Pelham, New Hampshire 03076	55,602.21%		55,602	0%
Lucas, Thomas FBO Thomas Lucas Rollover SEP IRA 13 Inwood Bluff San Antonio, Texas 31063	107,425.41%		107,425	0%
Maccollum Family Trust Maxwell S. MacCollum 126 East Desert Park Lane Phoenix, AZ 85020	103,890.39%		103,890	0%
McDonnell, George A. and Elizabeth B. 1174 Ramapo Valley Road Mahway, New Jersey 07430	53,041.20%		53,041	0%
McGee, Lawrence Stone III 108 Pine Acres Drive Spartanburg, South Carolina 29307	205,836.79%		205,836	0%
Mullin, Thomas John, Jr. 1192 Betsy Ross Place Bolingbrook, Illinois 60490	107,781.41%		107,781	0%
Munjal, Sumant 4853 Ridgewood Drive Fremont, CA 94555	421,293	1.6%	0	1.6%
Murray, Alan John 3540 Riverbend Road Birmingham, Alabama 35243	103,630.39%		103,630	0%
Powers, Alan 1314 Cabrillo Ave Venice, CA 90291	50,000.19%		50,000	0%
Private Capital Group, LLC (1) 1500 Broadway, Suite 2003 New York, New York 10036	7,800,000	29.8%	0	29.8%
Randall, William G. 12301 S.W. 62nd Avenue Pinecrest, Florida 33156	26,712.10%		26,712	0%
Riberio, Alejandro 1804 Stuart Street Brooklyn, New York 11229	16,027.06%		16,027	0%
Ritsch, James 2128 High Point Drive Altoona, Wisconsin 54720	126,870.49%		126,870	0%
Rudnick, Jill 49 Birch Hill Road Weston, Connecticut 06883	37,723.14%		37,723	0%
Santana, Nedy 17 Fanchon Place, Apr. 1 Brooklyn, New York 11207	50,000.19%		50,000	0%
Saunders, Elizabeth 3244 Lusitania Lane Indialantic, Florida 32903	53,890.21%		53,890	0%

Serikawa, Yoshihara 1470 Ala Napunani Street Honolulu, Hawaii 96818	126,965.49%		126,965	0%
Shah, Art 35 Springfield Court Parsippany, New Jersey 07054	51,965.20%		51,965	0%
Sheehan, Richard D. 1421 East Campbell Avenue Campbell, California 95008	32,334.12%		32,334	0%
Shroder, Jerry A. 1175 York Avenue New York, New York	21,496.08%		21,496	0%
Spencer, David R. 3810 Grand Plantation Lane Missouri City, TX 77459	71,496.27%		71,496	0%
Stiehl, Walter, A. 48 Puritan Road Somerville, MA 02145	51,870.20%		51,870	0%
Stransky, Larry W. 7579 Fawn Meado Lane Cincinnati, Ohio 45241	53,890.20%		53,890	0%
Tang, Timothy 3291 Stockton Place Palo Alto, CA 94303	408,793	1.6%	0	1.6%
Tanjeloff, Dennis 185 Madison Avenue New York, New York 10016	50,000.19%		50,000	0%
Van Wagner, Roger Keith Van Wagner, Darlene 7708 McIntyre Court Arvada, Colorado 80007	53,890.20%		53,890	0%
Wagner, Klaus Peter 28 Bradford Road East Windsor, NJ 08520	53,890.20%		53,890	0%
Worldwide Gateway Limited Suite 4703, Central Plaza 18 Harbour Road Wanchai, Hong Kong	900,000	3.4%	200,000	2.7%

Total Number Shares:	26,191,928
Total Shareholders:	58

(1)  Michael Wainstein, our Director and Treasurer, is the founder and controlling shareholder of Private Capital Group, LLC.

PLAN OF DISTRIBUTION

Our affiliated selling security holders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time at the fixed price of $1.00 per share during this offering and non-affiliated selling security holders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time at the fixed price of $1.00 per share or until our securities are quoted on the OTCBB or securities exchange and thereafter at prevailing market prices or privately negotiated prices or on any stock exchange or automated inter-dealer quotation system on which our common stock may be listed or otherwise at fixed prices that may be changed, at market prices prevailing at the time of sale, or at prices otherwise negotiated. In a post-effective amendment to this registration we will disclose pledgees, donees and other transferees of the selling security holders, if any, as selling security holders. The selling security holders may sell their shares of common stock by one or more of the following methods, without limitation:

(a)  block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c)  ordinary brokerage transactions and transactions in which the broker solicits purchases;

(d)  privately negotiated transactions;

(e)  short sales;

(f)  through the distribution of the shares by the selling security holder to its partners, members or stockholders;

(g)  one or more underwritten offerings on a firm commitment or self-underwritten basis; and

(h)  any combination of any of these methods of sale.

In the event any of our selling security holders agree to sell their shares to a broker-dealer as a principal and the broker-dealer acts as an underwriter, we will file a post-effective amendment to our registration statement disclosing the name of the broker-dealer, providing information on the plan of distribution, and reflecting any other necessary changes. Any broker-dealer that will be involved must seek and obtain clearance of the underwriting compensation and arrangements from the National Association of Securities Dealers Corporate Finance Department prior to the sale of any securities by the broker-dealer.

The selling security holders may also transfer their shares by gift.

We do not know of any arrangements by the selling security holders for the sale of any of their shares. The selling security holders may engage broker-dealers, and any broker-dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals, or as an agent of the selling security holders. Broker-dealers may agree with the selling security holders to sell a specified number of the shares at a stipulated price per share. If a broker-dealer is unable to sell shares acting as agent for the selling security holders, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers that acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling security holders may also sell their shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus. From time to time, the selling security holders may pledge, hypothecate, or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties, or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders. The number of selling security holders' shares offered under this prospectus will decrease as and when they take such action. The plan of distribution for the selling security holders' shares will otherwise remain unchanged. In addition, a selling security holder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales. The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts.

There can be no assurance that the selling security holders will sell any or all of the offered shares.

Under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the regulations promulgated thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions that limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering with the U.S. Securities Exchange Commission, they are required to comply with Regulation M. In general, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings nor are we aware of any circumstance that may reasonably lead a third party to initiate legal proceedings against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Name	Age	Position

Sam Jankovich	46	Chairman and Chief Executive Officer
Michael Wainstein	35	Director and Treasurer
Dean Galland	46	Chief Operating Officer

Sam Jankovich, Chairman and Chief Executive Officer

As Chairman and Chief Executive Officer of EnterConnect Inc., Mr. Jankovich, 46 is taking his vision of enterprise portals delivered in a software as a service (SAAS) model to the market. In this role, Mr. Jankovich will define the overall company strategy and set standards in the on-demand portal space. Prior to founding EnterConnect Inc., and from November 2000 to December  2006, Mr. Jankovich was instrumental in driving the direction and revenue growth of Enterpulse, the company that originally incepted the EnterConnect product and spun off EnterConnect, Inc. Mr. Jankovich launched Enterpulse's portal strategy, which serves as the foundation of many of its offerings, and led to the creation of the premier intranet/extranet portal product, EnterConnect.  Mr. Jankovich has held key executive roles for former companies in the computer telephony and CRM industries, including PwC, marchFirst, Groundswell, and CTI Interactive, which he founded.  He holds a Bachelor of Arts degree in Business Administration from Washington State University.

Michael Wainstein, Director, Treasurer

Michael Wainstein, 35 is a co-founder of EnterConnect Inc. and serves as its Treasurer. He has also served as a founder of Private Capital Group, LLC. since its formation in 2001. Mr. Wainstein has invested for PCG in a variety of industries ranging from new media to energy. Mr. Wainstein is a graduate of New York University with a Bachelor of Arts degree in Economics and a graduate of New York Law School. He is a member of the New York Bar.

Dean Galland, Executive Vice President and Chief Operating Officer

As Chief Operating Officer of EnterConnect Inc., Mr. Galland oversees daily operations, supports the strategies set forth by the CEO, and is responsible for overall business results.  Prior to EnterConnect Inc. and from November 2000 to December 2006, Mr. Galland served as regional vice president for Enterpulse, where he managed the company's West Coast presence, growing its business and mentoring its staff.  Deeply involved from an executive account leadership perspective for premier clients in the West, Mr. Galland was responsible for ensuring that the emerging needs of complex systems were met through program management, systems integration, and Q&A support.  Mr. Galland also provided client executives with strategy and design recommendations, including how to connect business objectives to portal initiatives that serve the needs of customers, suppliers and employees.  He facilitated numerous organizational, creative, and developmental programs and played an essential role in managing client teams.  Mr. Galland graduated with a Bachelor of Science in Computer Science from Colorado State University.

EXECUTIVE COMPENSATION

All compensation for executives is in cash and does not include any type of non-cash compensation.  The following table sets forth information concerning the annual and long-term compensation of our executive officers who have served at the end of the fiscal year March 31, 2007.

SUMMARY COMPENSATION TABLE
					Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	I	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Sam Jankovich, Chairman and Chief Executive Officer	2007	250,000	0	0	0	0	0	0
Michael Wainstein, Director	2007	83,333	0	0	0	0	0	0
Dean Galland,	2007	250,000	0	0	0	0	0	0

Compensation of Directors

All directors are reimbursed for out-of-pocket expenses in connection with attendance at Board of Director's and/or committee meetings.

Employment Agreements

We have not entered into formal employment agreements with our executive officers.  We do have employee agreements with all of our employees.  This is a standard employee agreement which includes hourly pay, vacation, expectations etc.

Benefit Plans

We do not have any pension plan, profit sharing plan, or similar plans for the benefit of our executives or employees. However we may establish such plans in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of August 10, 2007(i) by each person who is known by us to beneficially own more than 5% of our common stock (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group:

Name of Beneficial Owners	Shares Beneficially Owned	Percentage of Outstanding Shares Owned (3)

Sam Jankovich (1)	9,000,000	34.4%

Michael Wainstein (2)	7,800,000	29.8%

Dean Galland	2,109,400	8.1%

Officers and directors as a group (3 persons)	18,909,400	72.2%

(1)  Mr. Jankovich may be considered a promoter of the Company.  He is located at 100 Century Center Court, Suite 650, San Jose, California 95112.
(2)  Beneficially owned by Private Capital Group, LLC.  Mr. Wainstein may be considered a promoter of the Company.  He is located at 1500 Broadway, Suite 2003, New York, New York, 10036.
(3)  Based upon 26,191,928 shares outstanding.

The Company has authorized 100,000,000 shares of Common Stock, par value $0.001 (the “Common Stock”) of which 26,191,928 shares are issued and outstanding and 10,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”) of which no shares were issued and outstanding.

DESCRIPTION OF SECURITIES

The following description of EnterConnect’ capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation and bylaws, all of which have been filed or incorporated by reference as exhibits to our registration statement of which this prospectus is a part.

We are presently authorized to issue 100,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock.  As of August 10, 2007, 26,191,928 shares of common stock and no shares of preferred stock were issued and outstanding.

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock, when and if declared by our Board of Directors, from funds legally available. No holder of any shares of common stock has a preemptive right to subscribe for any shares of any class of our stock. Upon our liquidation, dissolution or winding up, and after payment to creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights.

Preferred Stock

The Company’s Articles of Incorporation authorize the Board of Directors to issue 10,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to determine, prior to issuing any such series of preferred stock and without any vote or action by the shareholders, the rights, preferences, privileges and restrictions of the shares of such series, including dividend rights, voting rights, terms of redemption, the provisions of any purchase, retirement or sinking fund to be provided for the shares of any series, conversion and exchange rights, the preferences upon any distribution of the assets of the Company, including in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the preferences and relative rights among each series of preferred stock. At August 10, 2007, the Company had no shares of preferred stock outstanding.

Dividends

We have not paid any cash dividends with respect to our common stock since inception. Payment of future dividends, if any, will depend upon our future earnings and capital requirements and other factors that our board of directors considers appropriate.

Options

There is no Employee stock option plan at this time.

Warrants

The Company has outstanding warrants to purchase 3,379,062 shares of its common stock.  1,267,641 warrants are exercisable immediately to purchase 422,547 shares of Common Stock, at a price per share of $2.00, 422,547 shares of Common Stock at a price per share of $3.00 and 422,547 shares of Common Stock at a price per share of $4.00 and expire on the third anniversary of the date of issuance.  An additional 2,111,421 warrants to purchase Common Stock are outstanding exercisable at $1.00 per share and expire on the third anniversary after issuance.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and in our bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with any of our securities that are being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

Overview

EnterConnect, Inc. (“EnterConnect”, or the “Company”) is a developer in enterprise portal strategies and best practices to deliver proprietary, ‘business-ready’ employee, customer and partner portal solutions.  Our products and software-as-a-service (SaaS) offerings are deployed through our propriety application exchange, which SaaS enables other Independent Software Vendors (ISVs) and their applications - enabling global mid-market companies to find, try and buy software or services that meet their needs and budget.

To take products to market quickly, the Company leverages a proprietary Portal Application Platform, EnterConnect®, which the Company believes contains all of the core functionality required to rapidly build and deploy new end-user applications. The core functionality includes content management, digital asset management, search, security, personalization and end-user customization.  Utilizing the platform, the Company has developed two primary ‘business-ready’ product lines:  EnterConnect® AppSuite and AppExchange, which provide collaborative online environments for employees, customers and partners.  By developing our products to be economical, easy-to-use, easy-to-deploy and easy-to-manage, targeted mid-market companies can easily acquire them either for use on-premise through traditional software licensing or for use as an outsourced subscription service, also known as software-as-a-service (SaaS).  Our ‘business-ready’ products reduce the complexities, deployment cycles and expenses associated with traditional enterprise software portal implementations. As a result, our customers incur less risk and lower upfront costs while gaining greater technology flexibility as well as faster time-to-market and business value.

The Company has, a proprietary portal application platform, two business-ready product lines, partnerships with software industry leaders – BEA Systems (NASDAQ – BEAS) and Oracle (NASDAQ – ORCL) – and a tiered distribution channel program, including direct and indirect channels and hopes to launch a highly scalable Internet sales channel.  We currently market the EnterConnect® AppSuite product and subscription service to U.S. mid-market companies through both direct and indirect channels.

Industry Background

Enterprise Portals
Leading technology analyst firm, Gartner Inc., defines a portal as "access to and interaction with relevant information assets (information/content, applications and business processes), knowledge assets and human assets by select targeted audiences, delivered in a highly personalized manner."  Some of the benefits of enterprise portals include improved communications and collaboration, increased productivity, improved customer and partner service delivery, increased revenue and reduced operating costs. CIO surveys reveal that portals continue to be among the top spending priorities at companies.  Goldman Sachs’ CIO survey placed portals alongside security and storage software in the top tier of spending priorities for 2005.  A Smith Barney CIO survey showed portals as the highest application spending priority, coming out just ahead of traditional stalwarts ERP and CRM. A March 2007 report by International Data Corporation (IDC) states that 2006 worldwide enterprise portal revenue grew by 10.4% to an estimated $896 million and is predicted to grow to $1.4 billion in 2011.

Traditionally, companies have had three options when seeking to deploy an enterprise portal: develop from scratch; develop using a portal framework; or deploy an enterprise portal software solution.  Each of these options can enable a company to realize the benefits enterprise portals provide, but they also introduce a variety of other challenges, including:

•
Lengthy and costly deployments:  Companies choosing to develop a portal from scratch or utilizing a portal framework require expensive development resources either internally or on an outsourced basis. Typical deployment cycles vary with portal complexity, but range from 3-18 months.  Companies choosing to deploy an enterprise portal software solution save on development expenses and shorten their deployment cycles to 3-6 months, but invest more in licensing, maintenance and professional services fees.

•
High cost of ownership:  Companies choosing to develop portals or to deploy an enterprise portal software solution will incur a high total cost of ownership as a result of expensive information technology (IT) resources required for upfront development, deployment, systems integration and ongoing customizations, support, administration and upgrades as well as costly licensing and maintenance fees.

The impact of these challenges vary from increased risks and costs to increased time-to-value.  To address these challenges, mid-market companies are turning to business-ready portal software applications available in on-premise versions and as outsourced services.  Business-ready portal applications are pre-configured for key business-use-cases, enabling companies to rapidly deploy new portals with significantly less upfront investment.  Business-ready portal applications can be deployed in just a few weeks and often deliver the majority of the functionality needed to achieve business results quickly.  Companies then only need to invest in development or professional services to complete the minor customizations required.

Emergence of Software-as-a-Service (SaaS)
The traditional software deployment model for packaged applications requires customers to make capital investments in upfront licensing fees along with an additional 20-30% average investment in professional service fees for lengthy implementation cycles.  Software-as-a-Service (SaaS) redefines this traditional deployment model, empowering customers with a dynamic “pay-as-you-go or subscription” service.  SaaS customers can access and utilize software through any standard Web browser – at anytime from anywhere. SaaS is not just about a new way of creating, delivering, selling and utilizing applications. SaaS enables companies to subscribe to a variety of application services, available via the Internet on an as-needed basis with little or no implementation services required and without the need to install and manage third-party software in-house.

The Software-as-a-Service (SaaS) business model is designed to address seven major challenges in the software industry today:

•	the availability of enterprise application services to global customers of all sizes and across all industries;

•	a fully outsourced service accessible over the Internet and through a variety of devices, including PCs, laptop computers, mobile phones, and PDAs;

•	rapid and simple deployment, configuration, and training;

•	a comprehensive set of application features;

•	a scalable, secure application architecture that can economically support hundreds of thousands of customers simultaneously;

•	the ability to integrate with businesses’ existing third party and internally developed enterprise applications and databases;

•	and the ability to tailor the appearance, policy settings, workflow and other characteristics of the service to meet the needs of a diverse customer base.

According to a March 2007 announcement by Gartner, the SaaS market is growing at 48% per year as compared to the traditional enterprise software market which is only growing at 6% per year. Gartner predicts that the SaaS market will grow to $19.3 billion in worldwide revenues by 2011, generating 25% of the revenues within the overall software market, an increase of 20% - up from 5% in 2006 which produced worldwide market revenues of $6.3 billion.

Application Exchanges
To take advantage of the predicted growth in the Software-as-a-Service market, SaaS application exchanges (marketplaces) have entered as new market players seeking to capture market share by lowering traditional and SaaS barriers to market entry and growth for exchange partners. While traditional barriers have been associated with market presence and intellectual property, new SaaS barriers also include other limiting factors associated with successfully transitioning or supporting a services-based business model that requires a multi-tenant delivery infrastructure as well as re-tooled sales, marketing and distribution strategies, and effective alliance strategies.  Application exchanges provide software companies with a new channel to build, sell, deploy and manage their SaaS applications and in return generate revenue from a variety of sources, including: advertising fees; partner participation fees; partner enablement fees; partner application hosting and management fees; and shared revenue percentages for new SaaS subscriptions sold through the exchange.

Our Strategy

Our mission is to leverage our strength as a leader in enterprise portal strategies and best practices to deliver proprietary, ‘business-ready’ employee, customer and partner portal solutions that are economical, easy-to-use, easy-to-deploy and easy-to-manage. We deploy our products and software services through our propriety application exchange, which SaaS enables other Independent Software Vendors (ISVs) and their applications - making it as easy as possible for global mid-market companies to find, try and buy software or services that meet their needs and budget.

Key elements of our strategy include:

•
Strengthening and extending our product offerings.  We designed our standards-based products to easily accommodate new features, functions and business-use-case scenarios as well as the release of entirely new applications. For example, the first release of the EnterConnect® AppSuite was for generic intranet and extranet environments, however, the latest release includes four applications, EmployeeConnect, TeamConnect, CustomerConnect and PartnerConnect.  The EnterConnect® Portal Application Platform was also extended to include new functionality such as campaign and survey execution and management, which is now utilized in each of the new applications.

•
Deepening relationships with strategic partners and better leveraging their indirect channels.  Our strategic partner strategy focuses on developing partnerships with software leaders that have large indirect channels consisting of Independent Software Vendors (ISVs), Systems Integrators (SIs) and Value Added Resellers (VARs).  We currently have established partnerships with two of the leading middleware software providers, BEA Systems and Oracle. The goal of our strategic partner strategy is to embed, integrate, bundle or co-sell our EnterConnect® products with our partner’s products to launch new business-ready portal applications that help our partners accelerate indirect channel revenue.  For example, the EnterConnect® AppSuite is currently available in a BEA version and is in the process of launching to BEA’s indirect partner channel. The Oracle version of the EnterConnect® AppSuite will be available in Q4-2007.  The objective of our strategic partner strategy is to help our partners drive new revenue through their indirect channels utilizing EnterConnect® products.

•
Establishing the Internet channel as our primary channel for global software deployment.  We believe the Internet channel will provide the lowest cost - of sales, of customer and partner service delivery, and of deploying, managing and maintaining products - and provide the greatest access to customers worldwide.  The key to our Internet channel strategy is leveraging the EnterConnect® AppExchange in conjunction with our strategic partners and their extensive network of indirect channel partners. SOA-APPS.com, launching later this year, is the first AppExchange to launch with our strategic partners.

•
Extending our tiered distribution channels.  Our tiered distribution channels consist of direct and indirect sales channels. The direct sales channel is comprised of our direct sales force and telesales.  The indirect sales channel is comprised of our strategic partners and their indirect partner network of ISVs, SIs and VARs. The objective of this strategy is to help partners maximize the use of our Internet channel to: generate demand for solutions; enable easy demonstration of solutions; provide easy access to solution collateral; facilitate online transactions; and enable easy management and maintenance of purchased solutions.

Our Solution

We are a provider of standards-based, business-ready enterprise and exchange portal applications for mid-market companies.  We provide an Internet channel that enables customers to more easily access, demonstrate, acquire, deploy and manage either on-premise products or software-as-a-service offerings.  Our key EnterConnect® SaaS offerings enable us to provide our service to businesses worldwide through our proprietary, scalable and secure SaaS application architecture, which also allows us to serve large numbers of customers cost-effectively. By subscribing to our service, our customers do not have to make large and risky upfront investments in software, additional hardware, extensive implementation services, and additional IT staff. As a result, our service enables businesses to achieve higher productivity from, and a lower total cost of ownership for, their business-ready portal applications.

The key advantages of our solution include:

Comprehensive Product Suite.  We offer products that are designed to deliver high levels of accountability, productivity, and ease of use.  Our solutions allow businesses to enhance individual and workgroup productivity, improve customer service, strengthen marketing capabilities, increase revenue opportunities and reduce business operating costs.  We have identified the target markets that are in the greatest need of our applications and our portal platform can be expanded to build additional application opportunities identified within those industries.

Ease of Use.  We have designed our products and SaaS offerings to be easy-to-use and intuitive.  Since our solutions contain many tools and features recognizable to users of popular websites such as Amazon.com, eBay and Yahoo!, they have a more familiar, user-friendly interface than typical enterprise applications.  As a result, our end users do not require substantial user training and therefore rapidly enjoy the benefits.  We also conduct extensive end user surveys to gauge their experiences with our solutions so that we may determine potential areas of improvement.  Additionally, because of the nature of our offerings, we receive automatic feedback as to which features customers use, enabling us to further improve our offerings.

Rapid Deployment.   Since our business-ready portal applications are pre-configured for key business-use-cases they can be deployed rapidly to achieve business results quickly.  Customers utilizing our SaaS offerings have the added advantage of not having to spend time installing or maintaining the servers, networking equipment, security products or other infrastructure hardware and software necessary to ensure a scalable and reliable service required with on-premise solutions.  We believe the average time that a customer requires to deploy our offerings is significantly shorter than typical, traditional portal deployments.  We also offer complementary consulting and training services to assist customers in rapidly deploying and optimizing their use of our offerings.

Lower Total Cost of Ownership.  We enable customers to achieve significant savings relative to the traditional enterprise portal models that require expensive information technology (IT) resources for upfront development, deployment, systems integration and ongoing customizations, support, administration and upgrades.  Our pricing strategies and choice of on-premise or SaaS delivery options enable customers to easily acquire a solution that fits their unique needs.  Customers utilizing our SaaS offerings also benefit from the predictability of their future costs since they pay for the software as a service, which already includes upgrades for the term of the subscription contract.

Our Products & Offerings

We have developed a proprietary Business-Ready Portal Application Platform, EnterConnect®, which contains all of the core functionality required to rapidly build and deploy new end-user applications quickly.  The core functionality includes content management, digital asset management, search, security, personalization and end-user customization.  Utilizing the platform, we have developed two primary business-ready product lines:  EnterConnect® AppSuite and AppExchange, which provide online collaboration environments for employees, customers and partners.  The table below shows our key applications and feature categories.

EnterConnect® Business-Ready Portal Application Platform
Key Feature Categories	EmployeeConnect	TeamConnect	CustomerConnect	PartnerConnect
Web Content Management	✓	✓	✓	✓
Digital Asset Management	✓	✓	✓	✓
Collaboration	✓	✓	✓	✓
Personalization	✓	✓	✓	✓
Survey Management	✓	✓	✓	✓
Campaign Management	✓	✓	✓	✓
Portal Administration	✓	✓	✓	✓
Microsoft Outlook Integration	✓	✓	✓	✓
Federated Secure Search	✓	✓	✓	✓
Multi-Language Support	✓	✓	✓	✓
Federated Authentication & Security	✓	✓	✓	✓

EnterConnect® AppSuite is a business-ready portal application suite used for intranet and extranet environments.  The portal suite currently consists of EmployeeConnect, TeamConnect, CustomerConnect and PartnerConnect.  The suite targets mid-market companies seeking to improve communications and collaboration and those seeking to leverage employee, partner and customer self-service to lower operational costs and increase revenue.  The application suite is available in both on-premise and software-as-a-service offerings. The application suite is available in a variety of editions, all of which use the Portal Platform and core functionality, but provide flexible pricing options for customers to match their needs and the size of their user-base with the editions that will deliver the highest return on investment.

EnterConnect® AppSuite On-Premise Version
Applications in Suite	Standard Edition (1 - 1,500 Users)	Corporate Edition (1,501 - 2,500 Users)	Enterprise Edition (2,501+ Users)
EmployeeConnect	✓	✓	✓
TeamConnect	✓	✓	✓
CustomerConnect	✓	✓	✓
PartnerConnect	✓	✓	✓
Development APIs			✓
Licensing Options	As a Suite	As a Suite	As a Suite
EnterConnect® AppSuite Software-as-a-Service (SaaS) Version
Applications in Suite	Trial Edition	SaaS Edition
EmployeeConnect	✓	✓
TeamConnect	✓	✓
CustomerConnect	✓	✓
PartnerConnect	✓	✓
Subscription Options	30 Days Free	Per-User Per-Suite

EnterConnect® AppExchange is a business-ready portal application used for online marketplaces or exchange environments.  The AppExchange portal consists of a marketplace to promote partner products and services, a storefront for partners to demo and sell offerings, a customer portal for partners to service and manage customers, and an administration portal to manage portal business services and partners on the exchange.  The AppExchange portal is designed to be deployed in partnership with an original equipment manufacturer (OEM) that has an established ecosystem of indirect channel partners. The AppExchange targets mid-market companies seeking a variety of solutions from partner companies.

EnterConnect® AppExchange Software-as-a-Service (SaaS) Version
Key Applications	Standard Edition	Premium Edition
Marketplace	✓	✓
Customer Portal	✓	✓
Storefront	✓	✓
Administration	✓	✓
Analytics	✓	✓
Hosting & Management of Partner Solutions		✓
Subscription Options	Custom Per Exchange	Custom Per Exchange

Professional Services

We intend to offer consulting and implementation services and training that complement our offerings.

Consulting and Implementation Services.  We offer consulting and implementation services to our customers to facilitate the adoption of our business-ready portal offerings.  Consulting services consist of services such as information architecture, business process mapping, project management services, solution development and guidance on portal best practices in using our offerings.  Implementation services include systems integration, configuration and data conversion.  The majority of our consulting and implementation engagements will be billed on a time-and-materials basis.  For the majority of the mid-market customers, we offer certain implementation services on a fixed price basis.

Training.  We offer a number of traditional classroom and online educational classes that address topics such as implementing and using and administering our offerings.  We also offer classes for our partners who implement our service on behalf of our customers.The traditional classroom and some of the on-line educational classes are billed on a per-person, per-class basis.  We intend to offer the majority of our on-line educational classes are available at no charge to customers who subscribe.  We also assist customers in developing and delivering a customized education program for their employees.  The majority of these custom training engagements are billed on a time-and-material basis.

Technology, Development and Operations

Technology

Core Technology

We believe that our proprietary, enterprise-class Portal Application Platform, EnterConnect®, contains all of the core functionality required to rapidly build and deploy new end-user applications that are economical, easy-to-use, easy-to-deploy and easy-to-manage.  The core functionality includes content management, digital asset management, search, security, personalization and end-user customization.  We believe that our enterprise portal product strategy combined with our SaaS application service model enables us to develop functionality and deliver it to customers more efficiently than traditional enterprise software vendors.

We believe the value of EnterConnect® not only lies in its performance as a product, but in its ability to leverage the platforms that the product runs on. The value of EnterConnect® as a robust business-ready portal solution can be extended and enhanced by our leading world-class partner platforms:  BEA Systems’ WebLogic Portal® (“WLP”) and Oracle’s 10g Platform. These platforms provide robust standards-based design and run-time environments – empowering scalability and flexibility.

BEA WebLogic Portal and Oracle 10g are the leading portal platforms for developers service-enabling their applications. The EnterConnect® Portal Platform leverages these partner platforms to achieve faster time-to-value when developing new business applications using open standards, web services and a Service-Oriented Architecture (“SOA”).  These platforms help empower EnterConnect® to connect people to business services, while simplifying the production and management of any custom service-oriented portals in order to deliver business value rapidly and cost effectively. The EnterConnect® products are available with the portal platforms embedded or bundled within the solutions or customers already owning BEA WebLogic Portal or Oracle 10g can purchase EnterConnect® AppSuite separately to run in their existing on-premise environment.

SaaS Offering

We believe that our SaaS offering enables us to develop functionality and deliver it to customers more efficiently than traditional enterprise software vendors. With the SaaS offering we do not provide software that must be written to different hardware, operating system and database platforms, or that depend upon a customer’s unique systems environment. Rather, we have optimized our service to run on a specific database and operating system using the tools and platforms best suited to serve our customers. Performance, functional depth and usability of our service drive our technology decisions and product direction.  To optimize our software-as-a-service offering for customers, we have added two new SaaS features: Federated Identity Management and Integrated Enterprise Search. Federated identity management enables us to authenticate users without exposing ‘identity credentials’ within the portal administration sub-systems, further improving the security EnterConnect®delivers. Integrated enterprise search enables us to expose our portal search services to other ‘search engine queries’, further improving search abilities.

On-Premise Offering

Customers purchasing the Standard or Corporate Editions of the EnterConnect® AppSuite will leverage the proprietary functionality of EnterConnect as well as the embedded functionality of either BEA Systems’ WebLogic Portal® (“WLP”) Platform or Oracle’s 10g Platform, depending on their platform preference.

Customers purchasing the Enterprise Edition of the EnterConnect® AppSuite will leverage the proprietary functionality of EnterConnect as well as the bundled functionality of either BEA Systems’ WebLogic Portal® (“WLP”) Platform or Oracle’s 10g Platform, depending on their platform preference.  With the Enterprise Edition, customers have full access to the EnterConnect® AppSuite APIs as well as the full functionality of any bundled BEA or Oracle platforms.  The Enterprise Edition provides customers with access to the APIs for future customizations and proprietary integrations.  With the Enterprise Edition, customers gain a rich graphical interface for developing portals and business applications that can be easily adapted to business changes. This edition can enable rapid portal development while advanced administration simplifies portal assembly and management.

Development

The EnterConnect® Portal Application Platform contains all of the core functionality required to rapidly build and deploy new end-user applications. Utilizing our standards-based platform, we not only deliver intuitive portal applications and designs that are easy to use within a scalable and robust enterprise-class architecture, but we also have the flexibility to continue developing new vertical, horizontal or niche applications as market opportunities are identified.

We anticipate that a significant portion of our research and development resources will be devoted to enhancing existing products as well as re-architecting our portal platform and products to optimally support a software-as-a-service architecture and business model.  The Company is re-architecting EnterConnect® to deliver our SaaS offering as a full multi-tenant application.  The re-architected SaaS offering will treat all customers as logically separate tenants in central applications and databases. As a result, we will be able to spread the cost of delivering our service across our user base. In addition, because we will not have to manage thousands of distinct applications with their own business logic and database schemas, we believe that we can scale our business faster than traditional software vendors.  The new multi-tenant architecture will enable us to then focus our resources on building new functionality for our customer base as a whole rather than on maintaining an infrastructure to support each of their distinct applications.  Our re-architected SaaS offering will be addressable by other applications on the Internet and applications behind our own firewall.

While we expect such investments in research and development will generate revenue in the next several years, technological development is always subject to potential delays and there can be no assurance that any new product enhancements developed will achieve market acceptance.

Operations

The Company leases its principal facility in San Jose, California. EnterConnect serves all SaaS customers and users from a Tier 1 facility located in the Washington, D.C. metro area that is operated by OpSource, Inc., which is headquartered in Santa Clara, CA.  OpSource is a SAS 70 Type II audited provider of a complete SaaS delivery solution that includes carrier class network and security, 24x7x365 systems management and call center operations.

Customers

Contracts in the computer software business are generally cancelable with 30 days notice.  While the Company has only made limited sales thus far, typically, our proprietary software is installed on industry-standard computer equipment.  We intend to routinely sign one year contracts with customers and protect against cancellation of the contracts by meeting customer needs, providing excellent services, and by delivering unique proprietary software combined with all the added additional cost saving benefits.

On-Premise Customers

Each on-premise customer (Licensee) receives all subsequent updates and modifications to the purchased software which is furnished to the Licensee under a non-transferable, non-exclusive License for use by the Licensee and no title or ownership is vested to the Licensee.  Our contracts generally provide that the computer hardware furnished is warranted as specified under the manufacturer’s warranty, and if any defects, replacements, repairs or any other problem occurs the Licensee agrees to look solely to the manufacturer.

SaaS Customers

Each SaaS customer subscribes to utilize the EnterConnect® products as a software service, accessing it through any standard Web browser.  By subscribing to our software services offering, our customers gain several advantages over the on-premise solution, including: no requirement for risky upfront investments in software, additional hardware, extensive implementation services, or for additional IT staff. As a result, our service enables businesses to achieve higher productivity from, and a lower total cost of ownership for, their portal solutions.  Unlike on-premise customers, SaaS customers have the option of subscribing to individual applications or to the entire EnterConnect® AppSuite including EmployeeConnect, TeamConnect, CustomerConnect and PartnerConnect – all on a per-user, per-app basis.

Marketing and Distribution

Target Markets

Our target markets are primarily mid-market companies with (1,000 – 4,000) employee-users and secondarily divisions of Fortune 1000 enterprise companies.  The vertical market focus is on Manufacturing, Healthcare, Business Services, Publishing and Media, Consumer Packaged Goods, Federal Contractors, Financial Services, Energy, Utilities, Telecommunications, Transportation and State & Local Government industries.

Marketing

We use a variety of marketing programs to stimulate demand for products and services.  These programs are focused within the target markets. In addition, we have developed co-marketing programs operated in conjunction with our strategic and channel partners in order take advantage of their complementary marketing capabilities.  The key elements of our marketing strategy include:

Marketing on the Internet.  The Internet is our primary channel for marketing, sales, deployment and service of products.  We intend to utilize the Internet to drive awareness of products and then to make the products available for demonstration, evaluation and purchase.  Within our online environment, customer information is collected electronically through an automated registration process, creating the basis for ongoing marketing of upgrades, new products and recruiting potential resellers. We also generate web-based campaigns targeted at key executives and provide free product demonstrations via webinars.

Target Marketing.  We focus direct marketing efforts on mid-market companies in vertical or geographic markets.  We leverage a variety of marketing mechanisms to generate demand for products and services, including:  a referral program for existing customers; outbound telemarketing; direct response advertising; direct marketing campaigns; vertical market specific trade shows and seminar events.  The goal of our target marketing efforts is to create product and service awareness, to identify potential buyers of products and services, and to generate leads for follow-on sales.

Distribution

We have designed our Internet and traditional distribution strategy to address the particular requirements of diverse mid-market target customers.  Through our distribution strategy, we seek to make our EnterConnect® portal software the industry standard for mid-market companies.

The Internet is our primary distribution channel but the strategy includes traditional distribution, including Direct Sales as well as Indirect Sales.  Our distribution efforts will consist of our Internet Channel, Indirect Sales Channel and Direct Sales Channel, with the primary focus being first on the Internet and then the indirect channel, followed by direct sales.

Internet Channel

We are establishing the Internet channel as our primary channel.  We believe the Internet channel will provide the lowest cost - of sales, of customer and partner service delivery, and of deploying, managing and maintaining our products - and provide the greatest access to customers worldwide.  The key to our Internet channel strategy is leveraging the EnterConnect® AppExchange in conjunction with our strategic partners and their extensive network of indirect channel partners.

Indirect Channel

Our indirect channel strategy focuses first on leveraging our strategic partners and their established channel partner networks consisting of Independent Software Vendors (ISVs), Systems Integrators (SIs) and Value Added Resellers (VARs) in order to drive new revenue with the sell of our products.  Secondarily, we are entering into a Distributor and Marketing Agreement with the two largest U.S. based Value Added Distributors (VADs), Arrow Enterprise Computing Solutions (NASDAQ - ARW) and Avnet (NASDAQ – AVT), which combined have the largest VAR channels in the world.  Arrow and Avnet distribute both BEA Systems ‘products and Oracle’s products worldwide.  The objective of this strategy is to help partners maximize the use of our Internet channel to: generate demand for solutions; enable easy demonstration of solutions; provide easy access to solution collateral; facilitate online transactions; and enable easy management and maintenance of purchased solutions.

Direct Channel

Our direct channel strategy focuses first on leveraging the Internet as our primary channel and then on direct sales, which includes direct field sales and telesales.

Internet Sales.  We are establishing the Internet channel as our primary channel.  We believe the Internet channel will provide the lowest cost - of sales, of customer and partner service delivery, and of deploying, managing and maintaining our products - and provide the greatest access to customers worldwide.  The key to our Internet sales strategy is leveraging our strategic partners to drive awareness of the online channel. We will empower customers to purchase both our on-premise and SaaS offerings from our Internet channel. This will not only reduce our cost of sales, but also our cost of distributing and maintaining our products and services.

Direct Field Sales.  Our direct sales force targets primarily mid-market companies in our target markets in alignment with their assigned geographic territories.  Our direct sales force prospects directly to target companies to close business and works with complementary ISVs, VARs and systems integrators when necessary to deliver complete solutions for customers. Our direct sales force is responsible for selling both on-premise and SaaS offerings.

Telesales.  Our telesales organization proactively prospects for new business by calling on contacts within our targeted mid-market companies.  Our telesales efforts are coordinated with other integrated demand development campaigns to achieve the highest return on results.

Customer Service and Support

We are adopting a comprehensive technical support program to assist our customers in the use of products and services and to identify, analyze and solve any problems or issues with associated with them.  The support program will include email support, an online repository of helpful support information, shared best practices for implementation and use, and telephone support.  Telephone support is provided by technical specialists who work for us on a full-time basis. Basic customer support during business hours is available at no charge to customers that purchase support and maintenance with on-premise products or SaaS offering.  SaaS customers access basic customer support at no charge on a 24x7x365 basis.  Premium customer support will be available for an additional charge.

Competition

The market for enterprise portals and enterprise business applications is generally highly competitive, rapidly evolving, and subject to changing technology, shifting customer needs and frequent introductions of new products and services.  We compete with vendors providing enterprise portal platforms for developing custom portals, enterprise business-ready portal software applications and packaged portal software.  Additionally, we also compete with a limited number of vendors providing portal solutions through Internet-based software-as-a-service offerings.

The Company believes that increased competitive pressures will occur over the next 12 months due to the mid-market’s preference for and shift to the SaaS subscription model and due to the success of SaaS leaders such as Salesforce.com and WebEx. Typically, system features, product pricing, ease of use and installation, sales engineering and marketing support, and product reliability are the primary basis of competition.  We believe that the Company competes favorably with respect to these factors.

EnterConnect® AppSuite Competitors

Principle AppSuite competitors in the collaboration category include: ColSpace, Sodesqa and Webex.  Principle AppSuite competitors in the SaaS category include: Adenin-Dynamic Intranet, HyperOffice, Adweb-Intranet Dashboard, TeamPortals-IceBox, Ice Web- IcePortal, Trichy-WorkZone and iCentera.

EnterConnect® AppExchange

Principle AppExchange competitors include:   SalesForce.com’s APPExchange, NetSuite’s SuiteFlex, and WebEx Communications’ WebEx Connect, which is being acquired by Cisco Systems.  Increased competition is also anticipated from the Microsoft LIVE exchange to launch this year, as well as marketplaces by IBM and SAP.

Intellectual Property

The Company owns the proprietary, standards-based EnterConnect® Portal Application Platform and product lines, EnterConnect® AppSuite and AppExchange. We rely on a combination of trademark, copyright, trade secret and patent laws in the United States and other jurisdictions as well as confidentiality procedures and contractual provisions to protect our proprietary technology and our brand.   We currently have no U.S. or international patent applications pending.  We do enter into confidentiality and proprietary rights agreements with our employees, consultants and other third parties and control access to software, documentation and other proprietary information.

EnterConnect® is a trademark of the Company.  All other trademarks referenced in this document are the property of their respective owners.

Employees

As of August 10, 2007, the Company employed six full-time employees.  The Company believes its relationship with its employees is good.

DESCRIPTION OF PROPERTY

EnterConnect leases a 3,143 square foot office in San Jose, California.  The lease is for a term of  3 years at the monthly rate of $6,915 per month.

PLAN OF OPERATIONS

The following information should be read in conjunction with the financial statements and related notes that are provided as a part of this prospectus.

The following discussion of our financial condition and results of operations should be read in connection with our financial statements and related notes thereto. This discussion contains statements reflecting the opinions of management as well as forward-looking statements regarding the market and our business that involve risk and uncertainty. These statements relate to expectations and concern matters that are not historical facts. Words such as “believes,” “intends,” “expects,” “anticipates” and similar expressions used throughout this document indicate that forward-looking statements are being made. See “Cautionary Statement Regarding Forward-Looking Statements and Information” and “Risk Factors” above for a list of important factors that could cause actual results to differ from the forward looking statements contained in this report.

The Company’s plan of operation for the next twelve months following the date of this prospectus is to market and distribute its products to potential customers using a variety of marketing and advertising strategies, including its contract with Global Media Fund, Inc. and its website.  The Company has entered into a marketing agreement with Global Media Fund, to market the Company's software products through various media channels in exchange for company stock.

At August 10, 2007, the Company’s cash position was $450,000. At its current rate of expenditures, EnterConnect will only have cash available to maintain operations for approximately three months.  If the Company is unable to enhance its capital resources, the Company will be forced to reduce its spending on capital expenditures and product development until such financing is obtained.

Our continued operations will depend on whether we are able to raise additional funds through various potential sources, such as equity and debt financing, and strategic alliances. Such additional funds may not become available on acceptable terms, if at all, and there can be no assurance that any additional funding that we do obtain will be sufficient to meet our needs in the long term.  The Company has entered into an underwriting agreement with Bridgestream Partners, LLC to raise funds on behalf of EnterConnect through the placement of either equity or debt.  However, there can be no assurance that any funds will be raised on behalf of the Company or, if raised, that they will be sufficient to fund the Company's operations beyond December 2007.

The Company intends to use part of any proceeds raised for continued product development, on-boarding Independent Software Vendors (ISV) onto the Company’s application marketplace, and acquisitions of strategic businesses or other Internet based product offerings. If adequate funds are not available or not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand name, take advantage of acquisition opportunities, develop or enhance services or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.

The Company has entered into a Channel License Agreement with BEA Systems, Inc.  This agreement provides that the Company with free access to BEA’s technology for its own operations and product delivery as well as free access to same technology for the Company’s partners.  Under the agreement, the Company and its partners pay BEA 7% of net revenue for free use of their technology.  Furthermore, the agreement enables the Company to recruit and enable BEA’s current 850 partners for the Company’s software-as-a-service marketplace.

As of August 10, 2007, the Company has sold $47,000of its products and services.

Employees

We presently have six full time employees and we are utilizing contracting vendors and off-shore resources.  The Company believes its relations with its employees are good.

Facilities

Our headquarters is in San Jose, CA.  EnterConnect leases a 3,143 square foot office in San Jose, California.  The lease is for a term of  3 years at the monthly rate of $6,915 per month.  The Company believes this space is adequate for current operations and does not anticipate that it will require any additional premises in the foreseeable future.

Legal Proceedings

We are not currently a party to any material legal proceedings.

RECENT EVENTS

Financial Advisory Agreement.

On June 11, 2007 EnterConnect entered into a Financial Advisory Agreement for Investment Banking Services with Bridgestream Partners, LLC (“Bridgestream”).  Pursuant to the terms of the Agreement, Bridgestream shall assist EnterConnect in identifying targets for strategic partnerships and procuring financing.  The term of the Agreement is for eighteen (18) months, unless EnterConnect has raised sufficient capital not to require additional financing or upon ninety (90) days’ written notice.  The initial retainer for Bridgestream’s services was $9,000.  EnterConnect also agreed to issue to Bridgestream a portion of any equity raised in a financing, depending on the type and amount raised in the financing, plus equity participation equal to twelve percent (12%).  Bridgestream will also be entitled to receive a fee based upon any merger consummated with an entity introduced by Bridgestream.  The Financial Advisory Agreement is attached to this Registration Statement as Exhibit 10.3.

Media Services Contract

On June 19, 2007 EnterConnect entered into a Memorandum of Understanding with Global Media Fund, Inc. (“Global”) to provide marketing and advertising services for a term of twelve (12) months.  In consideration for the services, EnterConnect issued 1,000,000 shares of its common stock to Global at an agreed valuation of $2,000,000.  A copy of the Memorandum of Understanding is attached to the Registration Statement as Exhibit 10.4.

Bridge Financing

On July 31, 2007, EnterConnect conducted a private placement of its securities solely to accredited investors.  Subscriptions were for units at a purchase price of $25,000, comprised of a 14% Debenture and 50,000 shares of the Company's Common Stock.  The Company executed subscriptions for investments of $585,000 for a total of 1,171,000 shares of Common Stocks.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In May, 2007, Sam Jankovich, the Company’s Chairman and Chief Executive Officer, advanced $40,000 and in June an additional $8,000 to the Company.  No terms of repayment of this advance have yet been established.

Private Capital Group, LLC., the Company's co-founder granted 1,200,000 of its shares of common stock to the following persons:

Name of Security Holder	Shares beneficially owned as of the date of this prospectus
Bernstein, Andrew 5430 S. Boston Street Greenwood Village, CO 80111	50,000
Forrest, Julianne c/o1500 Broadway, Suite 2003 New York, New York 10036	100,000
Kashyyk Capital, LLC c/o 477 Madison Avenue New York, New York 10022	50,000
Santana, Nedy 17 Fanchon Place, Apr. 1 Brooklyn, New York 11207	50,000
Tanjeloff, Dennis 185 Madison Avenue New York, New York 10016	50,000
Worldwide Gateway Limited Suite 4703, Central Plaza 18 Harbour Road Wanchai, Hong Kong	900,000

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements regarding accounting and financial disclosure matters with our independent registered public accountants.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for EnterConnect Inc., by Levy & Boonshoft, P.C., at 477 Madison Avenue, New York, New York 10022.

EXPERTS

Our financial statements have been audited by Li & Company, PC, independent registered public accountants, and have been included in this prospectus in reliance upon the report of that firm and their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus is filed as part of the registration statement, and it does not contain all of the information in the registration statement, as some portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

Upon effectiveness of this Registration Statement, we will be obligated to file reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

ENTERCONNECT INC.

ENTERCONNECT INC.
(A DEVELOPMENT STAGE COMPANY)
Balance Sheet
June 30, 2007
(Unaudited)

ASSETS

CURRENT ASSETS
Cash	$1,936
Accounts receivable	10,000
Prepaid expenses and other current assets	15,587
Total current assets	27,523

Equipment and software, net of accumulated depreciation of $8,576	46,688
Intangible assets, net of amortization of $100,000	900,000
Deposits	8,678
TOTAL ASSETS	$982,889

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$219,473
Accrued expenses	139,600
Other current liabilities	71,000
Deferred revenue	20,000
Total current liabilities	450,073

STOCKHOLDERS' EQUITY
Preferred stock at $0.001 par value; 10,000,000 shares authorized; no shares issued	-
Common stock at $0.001 par value; 100,000,000 shares authorized; 25,020,928 shares issued and outstanding	25,021
Additional Paid-in capital	4,144,176
Deferred Compensation	(2,000,000)
Accumulated deficit	(1,636,381)
Total Stockholders' Equity	532,816
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$982,889

See accompanying notes to the financial statements.

ENTERCONNECT INC.
(A DEVELOPMENT STAGE COMPANY)
Statement of Operations
 (Unaudited)

	Period From Inception (November 13, 2006) through June 30, 2007	Three Months Ended June 30, 2007

Revenue	$25,000	$25,000

Cost of revenue	-	-

Gross Margin	25,000	25,000

Operating Expenses:
Selling and marketing	285,422	113,304
General and administrative	678,991	275,157
Research and development	487,791	256,149
Total Operating Expenses	1,452,204	644,610

Operating loss	(1,427,204)	(619,610)

Other Expenses:
Interest	209,177	-
Total Other Expenses	209,177	-

Loss from operations before income taxes	(1,636,381)	(619,610)

Income taxes	-	-
Net loss	$(1,636,381)	$(619,610)
Loss per common share - basic and diluted	$(0.09)	$(0.03)

Weighted average number of common shares outstanding - basic and diluted	18,947,791	20,711,514

See accompanying notes to the financial statements.

ENTERCONNECT INC.
(A DEVELOPMENT STAGE COMPANY)
Statement of Stockholders’ Equity
For the Period From November 13, 2006 (Inception) through June 30, 2007
(Unaudited)

	Common Shares	Amount	Additional Paid-in Capital	Retained Earnings	Total

Balance, November 13, 2006 (Inception)	-	$-	$-	$-	$-

Issuance of common stock for services	18,000,000	18,000	-	-	18,000

Issuance of warrants in connection with convertible notes	-	-	56,115	-	56,115

Issuance of common stock from conversion of notes (net of costs of $262,548)	2,266,112	2,266	1,987,160	-	1,989,426

Net loss	-	-	-	(1,016,771)	(1,016,771)

Balance, March 31, 2007	20,266,112	$20,266	$2,043,275	$(1,016,771)	$1,046,770

Issuance of common stock for services	4,754,816	4,755	2,100,901	-	2,105,656

Net loss				(619,610)	(619,610)

Balance, June 30, 2007	25,020,928	$25,021	$4,144,176	$(1,636,381)	$2,532,816

See accompanying notes to the financial statements.

ENTERCONNECT INC.
(A DEVELOPMENT STAGE COMPANY)
Statement of Cash Flows
 (Unaudited)

	Period From Inception (November 13, 2006) through June 30, 2007	Three Months Ended June 30, 2007

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(1,636,381)	$(619,610)
Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	108,577	54,531
Non-cash interest expense	209,176	-
Non-cash compensation expense	123,655	105,655
Changes in assets and liabilities:
Increase in accounts receivable	(10,000)	(10,000)
Increase in prepaid expenses	(15,587)	25,616
Increase in deposits	(8,678)	-
Increase in accounts payable	219,472	141,119
Increase in accrued expenses	139,600	99,379
Increase in deferred revenue	20,000	20,000
Net Cash Used in Operating Activities	(850,166)	(183,310)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of computer equipment	(55,264)	-
Acquired Technology	(1,000,000)	-
Net Cash Used in Investing Activities	(1,055,264)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible notes	1,836,366	-
Proceeds/(repayments) from short-term notes	71,000	71,000
Net Cash Provided by Financing Activities	1,907,366	71,000

INCREASE IN CASH	1,936	(112,310)

CASH AT BEGINNING OF PERIOD	-	114,246
CASH AT END OF PERIOD	$1,936	$1,936

SUPPLEMENTAL SCHEDULE OF CASH FLOW ACTIVITIES:
Noncash financing and investing activities:
Issuance of Common Stock for deferred compensation		$2,000,000

See accompanying notes to the financial statements.

ENTERCONNECT INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 6, 2006 (INCEPTION) THROUGH MARCH 31, 2007

NOTE 1 -	NATURE OF OPERATIONS

Priority Software, Inc. was incorporated on November 13, 2006 under the laws of the State of Nevada. On January 4, 2007, the stockholders approved an amendment to the Certificate of Incorporation to change the name to EnterConnect Inc. (a development stage company) (“EnterConnect”, or the “Company”).  The Company is the developer of “EnterConnect,” an out-of-the-box, enterprise-level intranet/extranet solution that includes Document Management, Content Management, Collaboration, Search and Security. EnterConnect is an intranet/extranet tool enabling companies to deploy internal employee, division, department, team portals and external customer, partner, and investor portals while leveraging a scalable portal infrastructure to accomplish present as well as future organizational requirements, initiatives and projects.

NOTE 2 -	BASIS OF PRESENTATION

The accompanying interim financial statements for the three month periods ended June 30, 2007 and the period from November 13, 2006 (Inception) through June 30, 2007 are unaudited and include all adjustments (consisting of normal recurring adjustments) considered necessary by management for a fair presentation.  The results of operations realized during an interim period are not necessarily indicative of results to be expected for a full year.  These financial statements should be read in conjunction with the information filed as part of the Company’s Registration Statement on Form SB-2, of which this Prospectus is a part.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

NOTE 9 -	STOCKHOLDERS’ EQUITY

The Company is currently authorized to issue 100,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock.

Common Stock

On June 19, 2007, the Company entered into a Memorandum of Understanding with Global Media Fund, Inc. (“Global”) whereby Global agreed to distribute newspaper features, radio features and other marketing media with an agreed-upon value of $2,000,000 for 1,000,000 shares of the Company’s Common Stock.  The Company agreed that if the market value of these shares is below $700,000, the Company must issue Global an additional number of shares to equal $1,000,000 or Global has the right to terminate the Agreement.

On June 29, 2007, the Company entered into Release and Settlement Agreements with the following five of its key employees.  The Company issued 3,375,816 shares of Common Stock in consideration of the employees releasing the Company from any and all claims, contracts, liabilities and suits.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.

NOTE 10 -	SUBSEQUENT EVENT

On July 31, 2007, the Company conducted a private placement of its securities solely to accredited investors.  The offering was exempt from registration pursuant to Regulation D of the Securities Act of 1933.  Subscriptions were for units at a purchase price of $25,000 comprised of a 14% Debenture and 50,000 shares of the Company's Common Stock.  The Company executed subscriptions for investments of $585,000 and issued a total of 1,171,000 shares of common stock from the following investors.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
EnterConnect Inc.
(A development stage company)
San Jose, California

We have audited the accompanying balance sheet of EnterConnect Inc. (a development stage company) (“EnterConnect” or the "Company") as of March 31, 2007 and the related statements of operations, stockholders' equity and cash flows for the period from November 13, 2006 (Inception) through March 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of EnterConnect as of March 31, 2007, and the results of its operations and its cash flows for the year period from November 13, 2006 (Inception) through March 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company had an accumulated deficit of $1,016,771 and had a net loss and cash used in operations of $1,016,771 and $819,917 for the period from November 13, 2006 (Inception) through March 31, 2007, respectively, with no revenues. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Skillman, New Jersey
May 23, 2007

ENTERCONNECT INC.
(A DEVELOPMENT STAGE COMPANY)
Balance Sheet
March 31, 2007

ASSETS

CURRENT ASSETS
Cash	$114,246
Prepaid expenses and other current assets	41,203
Total Current Assets	155,449

Equipment and software, net of accumulated depreciation and amortization of $54,046	1,001,218

Deposits	8,678
TOTAL ASSETS	$1,165,345

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$78,353
Accrued expenses	40,221
Total Current Liabilities	118,574

STOCKHOLDERS’ EQUITY
Preferred stock at $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	-
Common stock at $0.001 par value; 100,000,000 shares authorized; 20,266,112 shares issued and outstanding	20,266
Additional Paid-in Capital	2,043,276
Accumulated deficit	(1,016,771)
Total Stockholders’ Equity	1,046,771

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,165,345

See accompanying notes to the financial statements.

ENTERCONNECT INC.
(A DEVELOPMENT STAGE COMPANY)
Statement of Operations
For the Period from November 13, 2006 (Inception) Through March 31, 2007

Operating Expenses:
Selling and marketing	$172,118
General and administrative	403,834
Research and development	231,642
Total Operating Expenses	807,594

Operating loss	(807,594)

Other Expenses:
Interest	209,177
Total Other Expense	209,177
Loss from operations before income taxes	(1,016,771)
Income taxes	-
Net loss	$(1,016,771)
Loss per common share – basic and diluted	$(0.06)

Weighted average number of common shares outstanding – basic and diluted	18,016,303

See accompanying notes to the financial statements.

ENTERCONNECT INC.
(A DEVELOPMENT STAGE COMPANY)
Statement of Stockholders’ Equity
For the Period from November 13, 2006 (Inception) Through March 31, 2007

	Common Shares	Amount	Additional Paid-in Capital	Retained Earnings	Total

Balance, November 13, 2006 (Inception)	-	$-	$-	$-	$-

Issuance of common stock for services	18,000,000	18,000	-	-	18,000
Issuance of warrants in connection with convertible notes	-	-	56,115	-	56,115
Issuance of common stock from conversion of notes (net of costs of $262,548)	2,266,112	2,266	1,987,161	-	1,989,427

Net loss	-	-	-	(1,016,771)	(1,016,771)

Balance, March 31, 2007	20,266,112	$20,266	$2,043,276	$(1,016,771)	$1,046,771

See accompanying notes to the financial statements.

ENTERCONNECT INC.
(A DEVELOPMENT STAGE COMPANY)
Statement of Cash Flows
 For the Period from November 13, 2006 (Inception) Through March 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(1,016,771)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	54,046
Common stck issued for services	18,000
Warrants issued for interest expense	56,115
Changes in assets and liabilities:
Increase in prepaid expenses	(41,203)
Increase in deposits	(8,678)
Increase in accounts payable	78,353
Increase in accrued expenses	40,221
Net Cash Used in Operating Activities	(819,917)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of computer equipment	(55,264)
Acquired technology	(1,000,000)
Net Cash Used in Investing Activities	(1,055,264)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from convertible debt, net of costs of $262,548	1,989,427
Net Cash Provided by Financing Activities	1,989,427

INCREASE IN CASH	114,246

CASH AT BEGINNING OF PERIOD	-
CASH AT END OF PERIOD	$114,246

SUPPLEMENTAL SCHEDULE OF CASH FLOW ACTIVITIES:
Cash Paid For:
Income taxes	$-

Non-Cash Transaction
Common stock issued for convertible debt	$1,989,427

See accompanying notes to the financial statements.

ENTERCONNECT INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 6, 2006 (INCEPTION) THROUGH MARCH 31, 2007

NOTE 1 -	NATURE OF OPERATIONS

Priority Software, Inc. was incorporated on November 13, 2006 under the laws of the State of Nevada. On January 4, 2007, the stockholders approved an amendment to the Certificate of Incorporation to change the name to EnterConnect Inc. (a development stage company) (“EnterConnect”, or the “Company”).  The Company is the developer of “EnterConnect,” an out-of-the-box, enterprise-level intranet/extranet solution that includes Document Management, Content Management, Collaboration, Search and Security. EnterConnect is an intranet/extranet tool enabling companies to deploy internal employee, division, department, team portals and external customer, partner, and investor portals while leveraging a scalable portal infrastructure to accomplish present as well as future organizational requirements, initiatives and projects.

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Development stage company

The Company is a development stage company as defined by Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises. All losses accumulated since inception have been considered as part of the Company's development stage activities.

b)	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. Significant estimates include the estimated useful lives of property and equipment. Actual results could differ from those estimates.

c)	Cash and cash equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

d)	Computer equipment and software

Computer equipment and acquired software are recorded at cost.  Expenditures for major additions and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred. Depreciation of computer equipment and amortization of software are computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives of three and five years, respectively. Upon sale or retirement of computer equipment and software, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

e)	Impairment of long-lived assets

Long-lived assets, which include property and acquired technology, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable or the useful life is shorter than originally estimated.

The Company assesses the recoverability of its assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If assets are determined to be recoverable, but the useful lives are shorter than originally estimated, the net book value of the assets is depreciated over the newly determined remaining useful lives. At December 31, 2006, the Company determined that there was no impairment based on management’s evaluation.

f)	Fair value of financial instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying amounts of financial assets and liabilities, such as cash, prepayments, accounts payable, and accrued expenses approximate their fair values because of the short maturity of these instruments and market rates of interest.

g)	Income taxes

The Company follows Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.

h)	Net loss per common share

Net loss per common share is computed pursuant to SFAS No. 128, “Earnings Per Share”.  Basic loss per share is computed by taking net loss divided by the weighted average number of common shares outstanding for the period.  Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period to reflect the potential dilution that could occur from common shares issuable through stock options, warrants, and convertible debt. As of March 31, 2007, 1,267,640 warrants were excluded from the diluted loss per share computation, as their effect would be anti-dilutive.

i)	New accounting pronouncements

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140 (“SFAS No. 156”), that provides guidance on accounting for separately recognized servicing assets and servicing liabilities. In accordance with the provisions of SFAS No. 156, separately recognized servicing assets and servicing liabilities must be initially measured at fair value, if practicable. Subsequent to initial recognition, the Company may use either the amortization method or the fair value measurement method to account for servicing assets and servicing liabilities within the scope of this Statement. The Company does not anticipate that the adoption of this Statement to have a material effect on the Company’s financial condition and results of operations.

In July 2006, the FASB issued FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a  recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Company must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes. The interpretation clearly scopes out income tax positions related to FASB Statement No. 5, Accounting for Contingencies. The Company will adopt the provisions of this statement on July 1, 2007. The cumulative effect of applying the provisions of FIN 48, if any, will be reported as an adjustment to the opening balance of retained earnings on July 1, 2007. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

On September 15, 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157").  SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007.  The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

In September 2006, FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R)  (SFAS 158) .  SFAS 158 requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the statement of financial position and the recognition of changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires the measurement of the funded status of a plan as of the date of the year-end statement of financial position. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 -	DEVELOPMENT STAGE ACTIVITIES AND GOING CONCERN

The Company is currently in the development stage. The Company intends to enter the enterprise-level intranet/extranet solution that includes Document Management, Content Management, Collaboration, Search and Security by offering a value added service.  Its activities as of March 31, 2007 have been organizational and developmental.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.  As reflected in the accompanying financial statements, the Company had an accumulated deficit of $1,016,771, a net loss and net cash used in operations of $1,016,771 and $819,917 for the period from November 13, 2006 (Inception) through March 31, 2007, respectively, with no revenues. These conditions raise substantial doubt about its ability to continue as a going concern.

While the Company is attempting to produce sufficient sales, the Company’s cash position may not been sufficient to support the Company’s daily operations.  Management intends to attempt to raise additional funds by way of a public or private offering.  While the Company believes in the viability of its strategy to produce sales volume and in its ability to raise additional funds, there can be no assurances to that effect.   The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.  Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern.

NOTE 4 -	PREPAID EXPENSES AND OTHER CURRENT ASSETS

At March 31, 2007, prepaid expenses and other current assets consisted of the following:

Prepaid expenses	$34,203
Other receivables	7,000
Total	$41,203

NOTE 5 -	EQUIPMENT AND SOFTWARE

At March 31, 2007, equipment and software consisted of the following:

Computer equipment	$49,624
Software	1,005,640
1,055,264
Less: accumulated depreciation and amortization	(54,046)
$1,001,218

Depreciation and amortization expense for the period from November 13, 2006 (inception) through March 31, 2007 amounted to $54,046.

NOTE 6 -	CONVERTIBLE NOTES PAYABLE

From December 20, 2006, through February 28, 2007 the Company executed 10% convertible debentures aggregating approximately $2,113,000 with forty-four (44) individuals.  The holders are entitled, at their option, to convert the debentures, plus accrued interest, into shares of the Company’s common stock at $1.00 per share.  If not converted, the entire principal amount shall be due to the holder on the five year anniversary of the debenture with interest to be paid quarterly in cash or shares. In connection with the convertible debentures, the Company issued to these individuals an aggregate of 1,267,641 warrants with exercise prices of $2.00 per share on the first 422,547 warrants, $3.00 per share on the second 422,547 warrants, and $4.00 per share on the final 422,546 warrants.  These warrants are exercisable for a period of three years from the date of issuance. The fair value of the warrants issued using the Black-Scholes Option Pricing Model was $36,960.  The Black-Scholes Option Pricing Model had the following assumptions: Risk-free interest of 5.00%; Dividend yield 0.00%; Volatility of 265.73% and a warrant life of five (5) years. At March 31, 2007 all convertible note holders converted their debentures plus accrued and bonus interest into 2,266,112 shares of the Company’s common stock.

NOTE 7 -	INCOME TAXES

As of March 31, 2007, the Company had deferred tax assets of approximately $340,000, resulting from temporary differences and net operating loss (“NOL”) carry-forwards of approximately $1,000,000, which are available to offset future taxable income, if any, through 2027. As utilization of the net operating loss carry-forwards and temporary difference is not assured, the deferred tax asset has been fully offset by a valuation allowance.

The tax effects of temporary differences, loss carry-forwards and the valuation allowance that give rise to deferred income tax assets at March 31, 2007 are as follows:

Temporary differences:
Net operating losses and deferred expenses	$340,000
Less valuation allowance	(340,000)
Deferred tax assets	$-
The reconciliation of the effective income tax rate to the federal statutory rate for the period ended
March 31, 2007 is as follows:
Federal income tax rate	34.0%
Change in valuation allowance on net operating loss carry-forwards	(34.0)%
Effective income tax rate	0.0%

NOTE 8 -	STOCKHOLDERS’ EQUITY

The Company is currently authorized to issue 100,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock.

Common Stock

On November 13, 2006, the Company issued 9,000,000 shares of common stock to each of its founders, Sam Jankovich and Private Capital Group, LLC. (“PCG”)  These shares were recorded at their par value of $0.001 or $18,000.

The holders of the common stock are entitled to equal dividends and distributions per share with respect to the common stock, when and if declared by the Board of Directors, from funds legally available. No holder of any shares of common stock has a preemptive right to subscribe for any shares of any class of Company stock. Upon liquidation, dissolution or winding up, and after payment to creditors and preferred stockholders, if any, assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights.

Preferred Stock

The Company’s Articles of Incorporation authorize the Board of Directors to issue 10,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to determine, prior to issuing any such series of preferred stock and without any vote or action by the shareholders, the rights, preferences, privileges and restrictions of the shares of such series, including dividend rights, voting rights, terms of redemption, the provisions of any purchase, retirement or sinking fund to be provided for the shares of any series, conversion and exchange rights, the preferences upon any distribution of the assets of the Company, including in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the preferences and relative rights among each series of preferred stock. At August 15, 2007, the Company had no shares of preferred stock issued and outstanding.

Warrants

The Company has outstanding warrants to purchase 3,379,062 shares of its common stock.  1,267,641 warrants are exercisable immediately to purchase 422,547 shares of Common Stock, at a price per share of $2.00, 422,547 shares of Common Stock at a price per share of $3.00 and 422,547 shares of Common Stock at a price per share of $4.00 and expire on the third anniversary of the date of issuance.  Additional warrants to purchase 2,111,421 shares of Common Stock are outstanding exercisable at $1.00 per share and expiring on the third anniversary after issuance.

NOTE 9 -	COMMITMENTS

The Company has a non-cancelable lease for executive and general office space through August 31, 2010, requiring minimum annual lease payments of approximately $83,000, plus increases after September 1, 2008. In addition to the minimum lease payments the Company is responsible for their share of operating expenses, liability insurance and property insurance.

Future minimum payments required under non-cancelable lease agreement that have initial or remaining service terms in excess of one year at March 31, 2007 were as follows:

2008	$82,975
2009	$84,427
2010	$86,960
2011	$36,679

Rent expense for the period from November 13, 2006 (inception) through March 31, 2007 was approximately $13,000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification of Directors and Officers.

Section 78.7502(1) of the Nevada Revised Statutes Annotated (“N.R.S.A.”) authorizes Nevada corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for any damages unless it is proven that: (a) his act of failure to act constituted a breach of his fiduciary duties and a director or officer; or, (b) his breach of those duties involved intentional misconduct, fraud or knowing violation of the law. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 78.7502(1) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our articles of incorporation limits the liability of our directors to us or our stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 78.7502(2).  Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchase or redemptions; or (iv) for any transactions from which the director derived an improper personal benefit.

Section 78.7502 of the N.R.S.A. authorizes Nevada corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe the person's conduct was unlawful.

The N.R.S.A. also authorizes Nevada corporations to purchase insurance covering liabilities asserted against directors, officers, employees and agents.

Our directors and officers are indemnified as provided by the N.R.S.A. and in our bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense or any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with any of our securities that are being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.   Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense
SEC Registration fee	$140.83
Accounting fees and expenses	$18,000.00*
Legal fees and expenses	$20,000.00
Printing and related expenses	$3,000.00*
Miscellaneous	$1,000.00*
Total	$42,140.83

*Estimated

Item 26.   Recent Sales of Unregistered Securities.

Set forth below is information regarding the issuance and sales of EnterConnect’ securities without registration during the last three years. Except as stated below, no sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities. The following securities of EnterConnect Inc. were issued by EnterConnect within the past three (3) years and were not registered under the Securities Act of 1933, as amended (the “Securities Act”):

(a)
On November 13, 2006, the Company issued 9,000,000 shares of common stock to each of its founders, Sam Jankovich and Private Capital Group, LLC.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act as the shares were not part of a public offering.

(b)
From November 16, 2006 to February 28, 2007, the Company conducted a private placement of its securities solely to accredited investors.  The sale to the following individuals were issued shares from the authorized capital stock for additional working capital. These shares were exempt from registration pursuant to Regulation D of the Securities Act of 1933.  Subscriptions were for units at a purchase rice of $100,000 comprised of a 10% Series A Convertible Debenture and Class A Warrants to purchase 60,000 shares of the Company’s Common Stock at excise prices of $2.00, $3.00 and $4.00.  The Company executed subscriptions for an investment of $2,112,732.  211,273.2 10% Series A Convertible Debentures and 1,267,641 Class A Warrants were sold in the Offering.  Additionally, the Company issued 2,111,421 Class A Warrants to registered representatives who helped place the Companies securities in the Offering.

Name of Security Holder	Shares Received	Consideration
Adams, Madeline Gayle 134 Canteen Canyon Lake, Texas 78133	21,370	$20,000.00
Adams, Madeline Gayle 134 Canteen Canyon Lake, Texas 78133	21,590	$20,500.00
Barksdale Living Trust Gerald Leonard Barksdale 3365 SW 123rd Avenue Beaverton, Oregon 97005	107,781	$100,000.00
Becker, Robert 2742 Pinecrest Drive, S.E Southport, N.C. 28461	107,781	$100,000.00
Cahn, Marc S. 1496 Tamarack Avenue Boulder, Colorado 80304	26,870	$25,000.00

Cerneka, Lore 14432 Adelta Drive Lamirada, California 90638	53,890	$50,000.00
Cheeseman, Valerie 330 North 900 West #H Cedar City, Utah 84720	84,069	$78,000.00
Comerford, John 120 Spyglass Lane Fayetteville, N.Y. 13066	107,781	$100,000.00
Crawford, Veronne J., Trustee Veronne J. Crawford Trust 4800 Wildcat Run Springfield, Illinois 62711	105,315	$100,000.00
Dudziak, Norman A., Jr. 32 Washington Road Berington, Rhode Island 02806	26,945	$25,000.00
Eigel, Christopher J. 595 Glendale Drive Glenview, Illinois 60025	107,781	$100,000.00
Ernest, Richard B. 1825 Second Street Pike Richboro, PA 18954	32,334	$30,000.00
Foester, Judith E. 5 Pilot Avenue West Milford, NJ 07480-4819	53,041	$50,000.00
Groetsch, Brian L., Sr. 980 Greenwood Court South Sanibel, Florida 33557	53,890	$50,000.00
Hederich, Dianne K. (Millennium Trust Co. cust. FBO) 39 East 12th Street, Suite 301 New York, New York 10003	36,631	$34,782.00
Hoffman, Marilyn 525 East 86th Street New York, New York 10028	26,836	$25,000.00
Kaplan, Ralph V., M.D. Sadowsky, Naomi P., M.D. 139 East Broadway Roslyn, New York 11576	26,623	$25,000.00
Kimble, John, W. 4398 S.W. Anhinga Avenue Palm City, Florida 34990	53,425	$50,000.00
Kleiser, Robert Joseph 4004 Brandywine Point Blvd. Old Hickory, Tennessee 37138	21,332	$20,000.00
Koesters Trust Koesters, William J. 11979 Grandstone Lane Cincinnati, Ohio 45249	107,781	$100,000.00
Kramer, Leo Kramer, Lois 40 Fox Hill Road Fairfield, New Jersey 07004	39,165	$36,613.96
Lau, Grant 241 East Hooper Avenue Soda Springs, Idaho 83276	26,329	$25,000.00
Lenahan, Linda Albermonte 231 Lorraine Drive Berkley Heights, New Jersey 07922	26,329	$25,000.00
Lueteritz, Debra 20 Herrick Circle Pelham, New Hampshire 03076	55,602	52,795.82

Lucas, Thomas FBO Thomas Lucas Rollover SEP IRA 13 Inwood Bluff San Antonio, Texas 31063	107,425	$100,000.00
Maccollum Family Trust Maxwell S. MacCollum 126 East Desert Park Lane Phoenix, AZ 85020	53,890	$50,000.00
McDonnell, George A. and Elizabeth B. 1174 Ramapo Valley Road Mahway, New Jersey 07430	53,041	$50,000.00
McGee, Lawrence Stone III 108 Pine Acres Drive Spartanburg, South Carolina 29307	80,836	$75,000.00
Mullin, Thomas John, Jr. 1192 Betsy Ross Place Bolingbrook, Illinois 60490	107,781	$100,000.00
Murray, Alan John 3540 Riverbend Road Birmingham, Alabama 35243	53,630	$50,000.00
Randall, William G. 12301 S.W. 62nd Avenue Pinecrest, Florida 33156	26,712	$25,000.00
Riberio, Alejandro 1804 Stuart Street Brooklyn, New York 11229	16,027	$15,000.00
Ritsch, James 2128 High Point Drive Altoona, Wisconsin 54720	26,870	$25,000.00
Rudnick, Jill 49 Birch Hill Road Weston, Connecticut 06883	37,723	$35,000.00
Saunders, Elizabeth 3244 Lusitania Lane Indialantic, Florida 32903	53,890	$50,000.00
Serikawa, Yoshihara 1470 Ala Napunani Street Honolulu, Hawaii 96818	26,965	$25,000.00
Shah, Art 35 Springfield Court Parsippany, New Jersey 07054	26,965	$25,000.00
Sheehan, Richard D. 1421 East Campbell Avenue Campbell, California 95008	32,334	$30,000.00
Shroder, Jerry A. 1175 York Avenue New York, New York	21,496	$20,000.00
Spencer, David R. 3810 Grand Plantation Lane Missouri City, TX 77459	21,496	$20,000.00
Stiehl, Walter, A. 48 Puritan Road Somerville, MA 02145	26,870	$25,000.00
Stransky, Larry W. 7579 Fawn Meado Lane Cincinnati, Ohio 45241	53,890	$50,000.00
Van Wagner, Roger Keith Van Wagner, Darlene 7708 McIntyre Court Arvada, Colorado 80007	53,890	$50,000.00
Wagner, Peter Klaus 28 Bradford Road East Windsor, New Jersey 08500	53,890	$50,000.00

(c)
On June 19, 2007, the Company entered into a Memorandum of Understanding with Global Media Fund, Inc. (“Global”) whereby Global agreed to distribute newspaper features, radio features and other marketing media with an agreed-upon value of $2,000,000 for 1,000,000 shares of the Company’s Common Stock.  The Company agreed that if the market value of these shares is below $700,000, the Company must issue Global an additional number of shares to equal $1,000,000 or Global has the right to terminate the Agreement.

(d)
On June 29, 2007, the Company entered into Release and Settlement Agreements with the following five of its key employees.  The Company issued 3,375,816 shares of Common Stock in consideration of the employees releasing the Company from any and all claims, contracts, liabilities and suits.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.

Munjal, Sumant 4853 Ridgewood Drive Fremont, CA 94555	421,293	$17,300.00
Galland, Dean 18713 Metler Court Saratoga, CA 95070	2,109,400	$36,466.00
Hedge, Santosh 2701 Thrush Court San Jose, CA 95125	421,293	$17,300.00
Jaye, Jamie 2929 Hazelwood Garland, TX 75004	394,037	$18,124.00
Tang, Timothy 3291 Stockton Place Palo Alto, CA 94303	408,793	$16,466.00

(e)
On July 31, 2007, the Company conducted a private placement of its securities solely to accredited investors.  The offering was exempt from registration pursuant to Regulation D of the Securities Act of 1933.  Subscriptions were for units at a purchase price of $25,000 comprised of a 14% Debenture and 50,000 shares of the Company's Common Stock.  The Company executed subscriptions for investments of $585,000 and issued a total of 1,171,000 shares of common stock from the following investors.

SELLING SECURITY HOLDERS

Name of Security Holder	Shares Received	Consideration
Adams, Madeline Gayle 134 Canteen Canyon Lake, Texas 78133	50,000	$25,000
Cahn, Marc S. 1496 Tamarack Avenue Boulder, Colorado 80304	50,000	$25,000
Cerneka, Lore 14432 Adelta Drive Lamirada, California 90638	50,000	$25,000
Cheeseman, Valerie 330 North 900 West #H Cedar City, Utah 84720	46,000	$23,000
Crawford, Veronne J., Trustee Veronne J. Crawford Trust 4800 Wildcat Run Springfield, Illinois 62711	50,000	$25,000
Dudziak, Norman A., Jr. 32 Washington Road Berington, Rhode Island 02806	100,000	$50,000
Eigel, Christopher J. 595 Glendale Drive Glenview, Illinois 60025	50,000	$25,00

Groetsch, Brian L., Sr. 980 Greenwood Court South Sanibel, Florida 33557	100,000	$50,000
Kaplan, Ralph V., M.D. Sadowsky, Naomi P., M.D. 139 East Broadway Roslyn, New York 11576	50,000	$25,000
Lau, Grant 241 East Hooper Avenue Soda Springs, Idaho 83276	50,000	$25,000
MacCollum Family Trust Maxwell S. MacCollum 126 East Desert Park Lane Phoenix, AZ 85020	50,0000	$25,000
McGee, Lawrence Stone III 108 Pine Acres Drive Spartanburg, South Carolina 29307	125,000	$62,500
Murray, Alan John 3540 Riverbend Road Birmingham, Alabama 35243	50,000	$25,000
Power, Alan 1314 Cabrillo Avenue Venice, California 90291	50,000	$25,000
Ritsch, James 2128 High Point Drive Altoona, Wisconsin 54720	100,000	$50,000
Serikawa, Yoshihara 1470 Ala Napunani Street Honolulu, Hawaii 96818	100,000	$50,000
Shah, Art 35 Springfield Court Parsippany, New Jersey 07054	25,000	$12,500
Spencer, David R. 3810 Grand Plantation Lane Missouri City, TX 77459	50,000	$25,000
Stiehl, Walter, A. 48 Puritan Road Somerville, MA 02145	25,000	$12,500

Item 27.   Exhibits.

The following exhibits are included as part of this Form SB-2.

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	By-Laws
3.3	Form of 10% Series A Convertible Debenture
3.4	Form of Common Stock Purchase Warrant
3.5	Form of 14% Debenture Offering
5	Opinion Regarding Legality and Consent of Counsel by Levy & Boonshoft, P.C.
9	Shareholders' Management Agreement
10.1	Asset Purchase Agreement between Priority Software, Inc. and Enterpulse, Inc.
10.2	Form of Employee Settlement and Release Agreement
10.3	Financial Advisory Agreement with Bridgestream Partners, LLC
10.4	Memorandum of Understanding with Global Media Fund Inc.
10.5	Form of Subscription Agreement of Bridge Financing
23.1	Consent of Experts and Counsel; Independent Registered Public Accountants Consent by Li & Company

Item 28.   Undertakings.

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act, and

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(c) Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (Sections 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Jose, State of California on August 10, 2007.

ENTERCONNECT INC.

By: /s/ Sam Jankovich
Sam Jankovich
Chairman, Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of EnterConnect Inc., and each of us, do hereby constitute and appoint Patrick Rooney our true and lawful attorney and agent, with full power of substitution and resubstitution, to do any and all acts and things in our name and behalf in any and all capacities and to execute any and all instruments for us in our names, in connection with this registration statement or any registration statement for the same offering that is to be effective upon filing under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent, or his substitute, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the following capacities on the dates indicated.

NAME	TITLE	DATE

/s/ Sam Jankovich	Chairman of the Board,	August 10, 2007
Sam Jankovich	Chief Executive Officer

/s/ Michael Wainstein	Director, Principal	August 10, 2007
Michael Wainstein	Financial Officer